Back to Form 8-K
Exhibit 10.1

STATE AGENCY (Name and Address):	NYS Comptroller's Number: C021884
New York State Department of Health Office of Health Insurance Programs Division of Manged Care and Program Evaluation Empire State Plaza Corning Tower, Room 2074 Albany, NY 12237	Originating Agency Code: 12000
CONTRACTOR (Name and Address):	TYPE OF PROGRAM:
WellCare of New York, Inc. 11 West 19th Street New York, New York 10011	Managed Long-Term Care
CHARITIES REGISTRATION NUMBER:	CONTRACT TERM:
N/A	FROM: July 1, 2007
FEDERAL TAX IDENTIFICATION NUMBER:	TO: December 31, 2009
141676443
MUNICIPALITY NUMBER (if applicable):	FUNDING AMOUNT FOR CONTRACT TERM: Based on approved capitation rates
N/A
STATUS:	(X) IF MARKED HERE, THIS CONTRACT IS RENEWABLE FOR TWO ADDITIONAL ONE YEAR PERIODS SUBJECT TO THE APPROVAL OF THE NYS DEPARTMENT OF HEALTH AND THE OFFICE OF THE STATE COMPTROLLER.
CONTRACTOR IS [ ] IS NOT [X] A SECTARIAN ENTITY
CONTRACTOR IS [ ] IS NOT [X] A NOT-FOR-PROFIT ORGANIZATION
CONTRACTOR IS [X] IS NOT [ ] A NY STATE BUSINESS ENTERPRISE
BID OPENING DATE: N/A Contractor is legislatively named in accordance with statue 4403-f

IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT as of the dates appearing under their signatures

CONTRACTOR SIGNATURE	STATE AGENCY SIGNATURE
By: /s/ Todd S. Farha	Kathleen Shure
Title: President & CEO	Title: Director, Division of Managed Care and Program Evaluation, Office of Health Insurance Programs
Date: 5/31/2007	Date: 6/27/07
State Agency Certification: In addition to the acceptance of this contract, I also certify that original copies of this signature page will be attached to all other exact copies of this contract.

STATE OF FLORIDA

County of Hillsborough

On the 31 Day of May, 2007, before me personally appeared Todd S. Fahra to me known, who being by me duly sworn, did depose and say that he/she resides at Tampa, Florida that he is the President & CEO of WellCare of New York, Inc. the corporation described herein which executed the foregoing instrument; and that he/she signed his/her name thereto by order of the board of directors of said corporations.

Notary

APPENDICES
APPENDICES TO THIS AGREEMENT AND INCORPORATED BY REFERENCE INTO THE AGREEMENT

APPENDIX A: New York State Standard Contract Clauses, June 2006
APPENDIX B: Reserved
APPENDIX  C: Certification Regarding Lobbying
APPENDIX D. Standard Form LLL Disclosure of Lobbying Activities
APPENDIX E-1:  Proof of Workers'Compensation Coverage
APPENDIX  E-2: Proof of Disability Insurance Coverage
APPENDIX F: Service Area and Ages of Population Served
APPENDIX  G: Managed Long Term Care Covered and Non-Covered Services
APPENDIX H: Schedule of Capitation Rates
APPENDIX I:  Reserved
APPENDIX J: Definitions
APPENDIX K:  Grievance System, Member Handbook Language and Service Authorization Requirements
APPENDIX L: Managed Long-Term Care Enrollee Rights
APPENDIX M:  Managed Long-Term Care Plan Information Requirements
APPENDIX X:  Modification Agreement Form (to accompany modified appendices for Changes in term or consideration on an existing period or for renewal periods.)

Managed Long-Term Contract
2007
APPENDICES

TABLE OF CONTENTS
Article I Term of Contract, Renewal and Termination
A.Term	2
B. Renewal	2
C.Termination of the Contract by the Department	2
D. Termination of the Contract by the Contractor	3
E. Other Termination Reasons	3
F. Contract Expiration and Contractor Termination/Phase-out Plan	4
G. Effect of Termination on New Enrollments	5
Article II Statutory and Regulatory Compliance	6
Article III Contractor Service Area and Ages of Population to Be Served	7
Article IV Eligibility for Managed Long-Term Care	8
Article V Obligations of the Contractor	10
A.Provisions of Benefits	10
B. Eligibility Activities of Contractor	10
C. Enrollment Process	12
D. Disenrollment Policy and Process	13
E. Enrollee Protections	15
F. Quality Assurance and Performance Improvement Program	16
G. Marketing	18
H. Information For Potential Enrollees, Applicants and Enrollees	20
I. Member and Provider Services	22
J. Care Management	22
K. Advance Directives	24
Article VI Payment	25
A. Capitation Payments	25
B. Modification of Rates during Contract Period	25
C. Rate-Setting Methodology	26
D. Payment of Capitation	26
E. Denial of Capitation Payments	27
F. Department Right to Recover Premiums	27
G. Third Party Health Insurance Determination	27
H.Contractor Financial Liability	28
I. Spenddown and Net Available Monthly Income	28
J. No Recourse Against Enrollees	28
K. Notification Requirements to LDSS Regarding Enrollees	28
L. Contractor's Fiscal Solvency Requirements	29
Article VII Contractor Relationship with Subcontractors	30
A.Subcontractor/Provider Relations	30
B. Full Responsibility Retained	30
C. Required Provisions	31
D. List of Covered Services and Subcontractors	33
E. Provider Termination Notice	33
F. Recovery of Over Payments to Providers	33
Article VIII Records, Reporting and Certification Requirements	34
A. Maintenance of Contractor Performance Records	34
B. Maintenance of Financial Records and Statistical Data	34
C. Access to Contractor Records	34
D. Retention Periods	35
E. Reporting Requirements	35

F. Data Certifications	38
G. Notification of Changes in Reporting Due Dates Requirements or Formats	38
H.Ownership and Related Information Disclosure	39
I. Role of Compliance Officer and Compliance Committee	39
J. Public Access to Records	39
K. Professional Discipline	39
L. Certification Regarding Individuals Who have been Debarred or Suspended Federal or State Government	40
M. Conflict of Interest Disclosure	40
Article IX Intermediate Sanctions	41
Article X General Requirements	43
A. Authorized Representative With Respect to Contract	43
B. Confidentiality	43
C. Additional Actions and Documents	43
D. Relationship of the Parties, Status of the Contractor	44
E. Nondiscrimination	44
F. Employment Practices	44
G. Dispute Resolution	44
H. Assignment	45
I. Binding Effect	45
J. Limitation on Benefits of this Contract	45
K. Entire Contract	45
L. Conflicting Provisions	45
M. Modification	45
N. Headings	46
O. Pronouns	46
P. Notices	46
Q. Partial Invalidity	47
R. Force Majeure	47
S. Survival	47
T. State Standard Appendix A	48
U. Indemnification of the Department	48
V. Environmental Compliance	48
W. Energy Conservation	49
X. Prohibition on Use of Federal Funds for Lobbying	49
Y. Waiver of Breach	49
Z. Choice of Law	49
AA. Executory Provision and Federal Funds	50
BB. Renegotiation	50
CC. Affirmative Action	50
DD. Omnibus Procurement Act of 1992	52
EE. Fraud and Abuse	53
FF. Nondiscrimination in Employment in Northern Ireland	53
GG. Contract Insurance Requirements	53
HH. Minority And Women Owned Business Policy Statement	54
II. Provisions Related to New York State Information Security Breach and Notification Act	55

MANAGED LONG-TERM CARE CONTRACT

This CONTRACT is hereby made by and between the State of New York Department of Health, hereinafter called the "Department" and WellCare of New York, Inc., hereinafter called the "Contractor" identified on the face page hereof.

WHEREAS, the Department is the single State agency charged with the responsibility for administration of the New York State Medical Assistance Program (Medicaid), Title 11 of Article 5 of the Social Services Law; and

WHEREAS, the Contractor has been certified as a managed long-term care plan pursuant to Section 4403 -f of Article 44 of the Public Health Law;

WHEREAS, the Contractor represents that the Contractor is able and willing to provide and arrange for health and long-term care services on a capitated basis in accordance with New York State Public Health Law Section 4403-f;

NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements hereinafter set forth, the Parties hereto agree as follows:

ARTICLE I

TERM OF CONTRACT, RENEWAL AND TERMINATION

A.        Term of Contract

Term: The Contract shall begin on and, unless terminated sooner as permitted by the terms of this Contract, end on the dates identified on the face page hereof.

B.        Renewal

The Department, with the approval of the State Comptroller or his designee, may extend the term of the Contract for up to two (2) additional one (1) year terms. Standard Appendix X is the form to be used in extension of this Contract. The Department will provide written notice to the Contractor of extension of the term of the Contract at least ninety (90) days prior to the end of the term.

C.       Termination of the Contract by the Department

1.	The Department shall have the right to terminate this Contract, if the Contractor, in the Department's determination:
(a.) Takes any action that threatens the health, safety, or welfare of any Enrollee;
(b.) Has engaged in an unacceptable practice under 18 NYCRR PART 515;
(c.) Has failed to substantially comply with applicable standards of the Public Health Law and regulations, or has had its certificate of authority suspended, limited, or revoked;
(d.) Materially breaches the Contract or fails to comply with any term or condition of this Contract and such breach or failure is not cured within twenty (20) days, or such longer period as the Department may allow, of the Department's notice of breach or noncompliance;
(e.) Becomes unable to meet its obligations in the normal course of business including but not limited to circumstances beyond its control and changes to the provider network affecting Enrollee access; or
(f.) Brings a proceeding voluntarily, or has a proceeding brought against it involuntarily, under Title 11 of the U.S. Code (the Bankruptcy Code) and the petition is not vacated within thirty (30) days of its filing.

2.	The Department shall give the Contractor written notice of termination of this Contract, specifying the applicable termination provision(s) and the effective date of termination.

3.
The State reserves the right to terminate this agreement in the event it is found that the certification filed by the Contractor in accordance with New York State Finance Law 139-k was intentionally false or intentionally incomplete. Upon such finding, the State may exercise its termination right by providing written notification to the Contractor is accordance with the written notification terms of this Contract.

D.   Termination of the Contract by the Contractor

1.	The Contractor shall have the right to terminate this Contract, if the Department:
(a.) fails to make agreed-upon payments in a timely and accurate manner;
(b.) materially breaches the Contract or fails to comply with any material term or condition of this Contract.

2.
Contractor shall allow twenty (20) days, or such longer period as the Contractor may permit, from the time of the Contractor's written notice of deficiency, for the Department to cure the identified deficiency.

3.
The Contractor shall give the Department written notice specifying the reason(s) for and the effective date of the termination, which shall not be less time than will permit an orderly disenrollment of Enrollees to the Medicaid fee-for-service program or transfer to another managed long-term care plan, but no more than 90 days.

E. Other Termination Reasons

1.
This Contract may be terminated by the Contractor or the Department as of the last day of any month upon no more than 90 days prior written notice to the other Party so as to ensure an orderly transition. Notwithstanding this provision, the Contractor agrees to comply with Sections F and G of this Article.

2.
This Contract shall be terminated immediately if federal financial participation in the costs hereof becomes unavailable or if State funds sufficient to fulfill the obligation of the Department hereunder are not appropriated by the State Legislature. The Department will give the Contractor prompt written notice of such termination of this Contract.

3.	This Contract may be terminated in accordance with the provisions of Article X Section BB, Renegotiation.

F. Contract Expiration and Contractor Termination/Phase-Out Plan

1.
The Contractor hereby agrees that in the event this Contract is terminated by either Party that the Contractor will continue to provide Covered Services to Enrollees until Enrollees are reinstated to fee-for-service care or transferred to another managed long-term care plan. To the extent that such services are provided by the Contractor to Enrollees prior to their disenrollment into a fee-for service program, the Contractor will continue to be reimbursed a premium for such Enrollee. Upon expiration and nonrenewal, or termination of this Contract, the Contractor shall comply with the termination plan that the Contractor has developed and that the Department has approved.

2.	In the event that Contractor gives notice to terminate this Contract, the Contractor shall submit a termination plan for Department approval with the Contractor's notice of termination.

3.
In the event that the Department gives notice to terminate this Contract, the Contractor shall submit within fifteen (15) days of notice or such longer period as the Department may allow a termination plan for Department approval.

4.
Sixty (60) days prior to the date of termination, the Contractor shall advise all current Enrollees of the termination by regular first class mail. In the event that the termination date is established less than sixty (60) days in advance, letters shall be mailed by regular first class mail within five (5) days of the establishment of the termination date.

5.
The Contractor shall communicate with LDSS(s) within fifteen (15) days of the establishment of the termination date to offer LDSS(s) assistance and information necessary to reinstate each Enrollee's Medicaid benefits through the fee-for-service system or through enrollment in another managed long-term care plan.

6.	As soon as a termination date has been established and appropriate notice given pursuant to this Contract by either the Contractor or the Department:

a. the Contractor shall contact other community resources to determine the availability of other programs to accept the Enrollees into their programs;

b.  the Contractor shall assist Enrollees by referring them, and by making their care management record and other Enrollee service records available as appropriate to health care providers and/or programs;

c. the Contractor shall establish a list of Enrollees that is prioritized according to those Enrollees requiring the most skilled care, and

d.  based upon the Enrollee's established priority and a determination of the availability of alternative resources, individual care plans shall be developed by the Contractor for each Enrollee in collaboration with the Enrollee, the Enrollee's family and appropriate community resources.

7.
In conjunction with such termination and disenrollment, the Contractor shall provide such other reasonable assistance as the Department may request in affecting that transition.

Upon completion of individual care plans and reinstatement of the Enrollee's Medicaid benefits through the fee-for-service system or enrollment in another managed long-term care plan, an Enrollee shall be disenrolled from the Contractor's managed long-term care plan.

8.
Within sixty (60) days of the date of termination of the Contract, an accounting shall be prepared and submitted to the Department by or on behalf of the Contractor for the establishment of a sum to be repaid to the Department by the Contractor of funds advanced by the Department, if any, for coverage of Enrollees for periods subsequent to the date of termination.

9.
The Contractor shall maintain all books, records and other documents that may be required pursuant to this Contract regarding the managed long-term care plan and make such records available to the Department and all authorized representatives of the State and federal government throughout the period that such records are required to be maintained pursuant to this Contract.

G. Effect of Termination on New Enrollments

Once either Party has given notice of its intentions to terminate this Contract, the Contractor shall suspend enrollment into its managed long-term care plan.

ARTICLE II
STATUTORY AND REGULATORY COMPLIANCE

A.
The Contractor agrees to operate in compliance with the requirements of this Contract, legislative and regulatory requirements including, but not limited to 42 Code of Federal Regulation (CFR) parts 434 and 438, New York State Public Health Law Section 4403-f, and other applicable provisions of Article 44 and Article 49 of New York State Public Health Law and implementing regulations.

B.
Covered services provided by the Contractor under this Contract shall comply with all standards of the New York State Medicaid Plan established pursuant to Section 363-a of the State Social Services Law and satisfy all other applicable requirements of State Social Services and Public Health Law.

C.	The Contractor agrees to comply with all applicable laws, regulations, and rules including

1.	Title VI of the Civil Rights Act of 1964 as implemented by regulations at 45 CFR part 80;
2.	The Age Discrimination Act of 1975 as implemented by regulations at 45 CFR part 91;
3.	The Rehabilitation Act of 1973, as implemented by regulations at 45 CFR part 84;
4.	The Americans with Disabilities Act;
5.	The Health Insurance Portability and Accountability Act, and
6.	Other laws applicable to recipients of Federal funds.

D.
The Contractor is receiving federal payments under this Contract. The Contractor and subcontractors paid by the Contractor to fulfill its obligations under this Contract are subject to certain laws that are applicable to individuals and entities receiving federal funds. The Contractor agrees to inform all subcontractors that payments that they receive are, in whole or in part, from federal funds.

E.
In the event that any provisions of this Contract conflicts with the provisions of any statute or regulations applicable to a Contractor, the provisions of the statute or regulations shall have control.

ARTICLE III
CONTRACTOR SERVICE AREA AND AGES OF POPULATION TO BE SERVED

A.
For purposes of this Contract, the Contractor's service area shall consist of the geographic area described in Appendix F of this Contract, which is hereby made a part of this Contract as if set forth fully herein. The Contractor must request written Department approval to reduce or expand its service area for purposes of providing managed long-term care services. In no event, however, shall the Contractor modify its service are until it has received such approval. Any modifications made to Appendix F as a result of an approved request to expand and reduce the Contractor's service area shall become effective fifteen (15) days from the date of the written Department approval without the need for further action on the part of the parties to this Contract.

B.
The age groups to be served by the Contractor are identified in Appendix F of this Contract, which is hereby made a part of this Contract as if set forth fully herein. The Contractor must request written Department approval to make any changes in the age groups it serves under the Contract. In no event, however, shall the Contractor make such a change until it has received such approval. Any modifications made to Appendix F as a result of an approved request to change the age groups served by the Contractor under this Contract shall become effective fifteen (15) days from the date of the written Department approval without the need for further action on the part of the parties to this Contract.

ARTICLE IV

ELIGIBILITY FOR MANAGED LONG-TERM CARE

A.	Except as specified in Sections B and C of this Article, an Applicant who completes an enrollment agreement shall be eligible to enroll under the terms of this Contract if he or she:
1. meets the age requirements identified in Appendix F;
2. is a resident in the Contractor's service area;
3.  is determined eligible for Medicaid by the Local Department of Social Services (LOSS);
4. is eligible for nursing home level of care (as of the time of enrollment);
5.  is capable, at the time of enrollment of returning to or remaining in his/her home and community without jeopardy to his/her health and safety, based upon criteria provided by the Department;
6. is expected to require at least one of the following services covered by the plan and care management for at least 120 days from the effective date of enrollment:
(a.) nursing services in the home;
(b.) therapies in the home;
(c.)  home health aide services;
(d.)  personal care services in the home;
(e.) adult day health care; or
(f.)  social day care if used as a substitute for in-home personal care services, and;

7. has a physician who agrees to collaborate with the Contractor and the Applicant or is willing to change to a physician who is willing to collaborate with the managed long- term care plan. Collaboration by a physician means the willingness to write orders for covered services that allow an Applicant to receive care from network providers upon enrollment.

B.
An Applicant who is a hospital inpatient or is an inpatient or resident of a facility operated under the auspices of the State Office of Mental Health (OMH), the Office of Alcoholism and Substance Abuse Services (OASAS) or the State Office of Mental Retardation and Developmental Disabilities(OMRDD) or is enrolled in another managed care plan capitated by Medicaid, a Home and Community-Based Services waiver program, a Comprehensive Medicaid Case Management Program (CMCM) or OMRDD Day Treatment Prograrn or is receiving services from a hospice may be enrolled with the Contractor upon discharge or termination from the inpatient hospital, facility operated under the auspices of the OMH, OASAS or OMRDD, other managed care plan, hospice, Home and Community-Based Services waiver program, CMCM or OMRDD Day Treatment Program.

C.
Once an EnroUee has been disenrolled at the Contractor's request, the Contractor may reject the individual's re-enrollment with the Contractor. However, if an EnroUee was previously disenrolled under Article V Section D.5 (a), the Contractor may not reject the individual's enrollment without first substantiating and maintaining written documentation that the circumstances which resulted in the disenrolmient have not been remedied.

ARTICLE V

OBLIGATIONS OF THE CONTRACTOR

A.       Provision of Benefits

1.
The Contractor agrees to provide covered services set forth in Appendix G in accordance with the coverage and authorization requirements of 42CFR 438.210; comply with professionally recognized standards of health care and implement practice guidelines consistent with 42CFR 438.236; and comply with the requirements of 438.114 regarding emergency and post-stabilization services to the extent that services required to treat an emergency medical condition are within the scope of covered services in Appendix G.

2.
Benefit package services provided by the Contractor under this Contract shall comply with all standards of the State Medicaid Plan established pursuant to State Social Services Law Section 3 63-a and shall satisfy all applicable requirements of the State Public Health and Social Services Law. Non-covered services for which the Enrollee is eligible under the Medicaid Program will be paid by the Department on a fee-for-service basis directly to the provider of service.

3.	The Contractor agrees to allow each Enrollee the choice of Participating Provider of covered service to the extent possible and appropriate.

4.
The Contractor agrees to maintain and demonstrate to the Department's satisfaction, a sufficient and adequate network for the delivery of all covered services either directly or through subcontracts. The Contractor shall meet the standards required by 42CFR 438.206 for availability of services; and 42CFR 438.207 for assurances of adequate capacity; and applicable sections of Public Health Law and regulations. If the network is unable to provide necessary services under this Contract for a particular Enrollee, the Contractor agrees to adequately and timely furnish these services outside of the Contractor's network for as long as the Contractor is unable to provide them within the network.

B.       Eligibility Activities of Contractor

1.
The Contractor, using the patient assessment instrument specified by the Department, will evaluate all Applicants to assess their eligibility for nursing home level of care as of the time of enrollment;

2.
The Contractor will evaluate all Applicants to assess that they are capable of, at the time of enrollment, returning to or remaining in his/her home and community without jeopardy to his/her health or safety, based upon criteria provided by the Department; and

3.
The Contractor will evaluate all Applicants to assess that they are expected to require at least one of the following services and care management for at least 120 days from the effective date of enrollment:

•  nursing services in the home;
•  therapies in the home;
•  home health aide services;
•  personal care services in the home;
•  adult day health care; or
•  social day care if used as a substitute for in-home personal care services.

The potential that an Applicant may require acute hospital inpatient services or nursing home placement during such 120 day period shall not be taken into consideration by the Contractor when assessing an Applicant's eligibility for enrollment.

4.	The Contractor shall transmit all information and completed enrollment forms, including a patient assessment and all other documentation required by the Department to the LDSS.

5.
(i) The Contractor is permitted to find that the Applicant does not meet the eligibility criteria identified in Article IV. A.l through A.3, and B, and notify the Applicant of that finding without the approval of the LDSS. However, should the Applicant want to pursue enrollment, despite being notified of the Contractor's finding, the Contractor must transmit the application to the LDSS in accordance with B.6 of this subsection.

(ii) The Contractor also is permitted to advise the Applicant that she or he does not meet the eligibility criteria identified in Article IV. A.4-7 and C, and that the Contractor will recommend denial of enrollment of the Applicant to the LDSS if the Applicant does not choose to withdraw his or her application pursuant to B.10 of this subsection. Only the LDSS may deny enrollment

6.
The Applicant may choose to withdraw his or her application consistent with B.10 of this Article. If the Applicant states a desire to pursue the application, the Contractor shall transmit the completed enrollment application and assessment results to the LDSS and the LDSS shall issue the determination of eligibility for enrollment to the Applicant and the Contractor.

7.
If the Contractor operates in a service area which encompasses more than one county and the Contractor has knowledge that an Enrollee proposes to change residence from one county to another within the service area, the Contractor must notify the original LDSS of the pending move and must, upon the request of the receiving LDSS, provide a new assessment of the Enrollee to the receiving LDSS. Continued enrollment is dependent upon the approval of the receiving LDSS. (The counties of New York City are considered one LDSS for the purposes of this provision.)

8.
An individual Applicant's decision to enroll shall be voluntary. The Contractor shall accept applications and enrollment agreement forms in the order they are received, 'without selecting among forms and without regard to the capitation rate the Contractor will receive for such person. The Contractor shall not discriminate against eligible Applicants on the basis of health status or need for health care services.

9.
The Contractor agrees to transmit the results of its assessment of the Applicant, as well all other information deemed necessary by the LDSS relative to its enrollment of the Applicant to the LDSS on a timely basis.

10.
An Applicant may withdraw an application or enrollment agreement prior to the effective date of enrollment by indicating his or her wishes orally or in writing. All withdrawals must be acknowledged in writing to the Applicant by the Contractor.

C.   Enrollment Process

1.
 The Contractor shall comply with enrollment procedures developed by the Contractor and the LDSS and approved by the Department. Such written procedures shall address all aspects of application processing and the LDSS audit process, consistent with the requirements of 4403-f of Public Health Law and shall contain the enrollment forms and other materials to be used by the Contractor and submitted to the LDSS. The Contractor agrees to submit any proposed material revisions to the approved enrollment procedures for Department approval prior to implementation of the revised procedures.

2.
The Contractor will notify enrollment referral sources, as appropriate, if the Applicant does not enroll. The Contractor will also send a written confirmation to the Applicant if the Applicant does not enroll in the plan.

3.
The Contractor shall submit to the LDSS individually signed enrollment agreements/attestations, completed assessment instruments as required by the Department, a plan of care and any other necessary information on a timely basis, sufficient to enable the LDSS to meet the enrollment timeframes identified in Section 4403-f of Public Health Law.

4.	An Enrollee shall be entitled to receive Covered Services as provided for herein as of the effective date of enrollment in the Contractor's Plan.

5.	The Department will provide to the Contractor a WMS "Exception Report" for any approved applications that are not accepted by WMS, when WMS does not show the Applicant as Medicaid eligible.

6.
The Contractor will request written permission from the Department to suspend enrollment when the Contractor determines that it lacks access to sufficient or adequate resources to provide or arrange for the safe and effective delivery of Covered Services to additional Enrollees. Resumption of enrollment will occur only with Department approval, not to be unreasonably delayed, after written notice from the Contractor that adequately describes how the situation precipitating the suspension was corrected.

7.	The Department may establish enrollment limits based either on a determination of readiness or on limits established pursuant to Section 4403-f of Public Health Law.

8.	The Department shall send copies of all notices regarding suspension and resumption of enrollment to the LDSS.

9.	The surplus amount (spend-down or NAMI amount) to be billed to an enrollee by the Contractor must be the amount for which the enrollee is responsible as determined by the LDSS.

D.   Disenrollment Policy and Process

1.           Disenrollment Policy

(a.) The Contractor shall comply with disenrollment procedures developed by the Contractor and the LDSS as approved by the Department. Such written procedures shall address all aspects of disenrollment processing and the LDSS audit process, consistent with the requirements of Section 4403-f of Public Health Law and shall contain the disenrollment forms and materials used by the Contractor and the LDSS. The Contractor agrees to submit any proposed material revisions to the procedures for Department approval prior to implementation of the revised procedures.

(b.) The effective date of disenrollment shall be the first day of the month following the month in which the disenrollment is processed through the WMS.

(c.) Disenrollment may not be based in whole or in part on an adverse change in the EnroUee's health, or on the capitation rate payable to the Contractor. Disenrollment may not be initiated because of the EnroUee's high utilization of covered medical services, diminished mental capacity, or uncooperative or disruptive behavior resulting from his or her special needs except as may be established under subsection 5 (a) of this Section.

(d.) The Contractor shall continue to provide and arrange for the provision of covered services until the effective date of disenrollment. The Department will continue to pay capitation fees for an Enrollee until the effective date of disenrollment.

(e.) In consultation with the Enrollee, prior to the EnroUee's effective date of disenrollment, the Contractor shall make all necessary referrals to alternative services, for which the plan is not financially responsible, to be provided subsequent to disenrollment, when necessary, and advise the Enrollee in writing of the proposed disenrollment date.

2.       Enrollee-Initiated Disenrollment

(a.) An Enrollee may initiate voluntary disenrollment at any time for any reason upon oral or written notification to the Contractor. The Contractor must provide written confirmation to the Enrollee of receipt of an oral request and maintain a copy in the

Enrollee's record. The Contractor shall attempt to obtain the Enrollee's signature on the Contractor's voluntary disenrollment form, but may not delay the disenrollment while it attempts to secure the Enrollee's signature on the disenrollment form. The effective date of disenrollment must be no later than the first day of the second month in which the disenrollment was requested.

(b.) An Enrollee who elects to join and/or receive services from another managed care plan capitated by Medicaid, a hospice, a Home and Community Based Services waiver program, OMRDD Day Treatment or a CMCM is considered to have initiated disenrollment from the managed long-term care plan.

3.       Contractor Initiated Disenrollment

(a.) An involuntary disenrollment is a disenrollment initiated by the Contractor without agreement from the Enrollee.
(b.) An involuntary disenrollment requires approval by the LDSS.

(c.) The Contractor agrees to transmit information, pertinent to the disenrollment request to the LDSS in sufficient time to permit the LDSS to effect the disenrollment pursuant to the requirements of 42 CFR 438.56 (e)(1).

4.       Reasons the Contractor Must Initiate Disenrollment

If an Enrollee does not request voluntary disenrollment, the Contractor must initiate involuntary disenrollment within five (5) business days from the date:

(a.) the Contractor knows the Enrollee no longer resides in the service area; or

(b.) the Enrollee has been absent from the service area for more than 60 consecutive days. Prior to the effective date of the disenrollment the Contractor must arrange and provide all necessary Covered Services, or

(c.) an Enrollee is hospitalized or enters an OMH, OMRDD or OASAS residential program for 45 days or longer, or

(d.) an Enrollee clinically requires nursing home care but is not eligible for such care under the Medicaid Program's institutional rules, or
(e.) is no longer-eligible to receive Medicaid benefits, or

(f.) an Enrollee who is moving to a new LDSS in the Contractor's service area is denied continued enrollment by the new LDSS based on the Contractor's assessment of eligibility for continued enrollment as provided in this Article, or

(g.) an Enrollee is no longer eligible for nursing home level of care as determined at the last comprehensive assessment of the calendar year using the assessment tool prescribed by the Department, unless the Contractor, and the LDSS agree that termination of the services provided by the Contractor could reasonably be expected to result in the Enrollee being eligible for nursing home level of care (as determined with the assessment tool prescribed by the Department) within the succeeding six-month period. The Contractor shall provide the LDSS the results of its assessment and recommendations regarding continued enrollment or disenrollment within five (5) business days of the comprehensive assessment.

5.    A Contractor May Initiate an Involuntary Disenrollment if:

(a.) The Enrollee or the Enrollee's family member or informal caregiver engages in conduct or behavior that seriously impairs the Contractor's ability to furnish services to either that particular Enrollee or other Enrollees; provided, however, the Contractor must have made and documented reasonable efforts to resolve the problems presented by the individual. Consistent with 42 CFR 438.56(b), the Contractor may not request disenrollment because of an adverse change in the Enrollee's health status, or because of the Enrollee's utilization of medical services, diminished mental capacity, or uncooperative or disruptive behavior resulting from his or her special needs.

(b.) The Enrollee fails to pay for or make arrangements satisfactory to Contractor to pay the amount, as determined by the LDSS, owed to the Contractor as spenddown/surplus or Net Available Monthly Income (NAMI)) within thirty (30) days after such amount first becomes due, provided that during that thirty (30) day period Contractor first makes a reasonable effort to collect such amount, including making a written demand for payment, and advising the Enrollee in writing of his/her prospective disenrollment.

(c.) The Enrollee knowingly fails to complete and submit any necessary consent or release.

(d.) The Enrollee provides the Contractor with false information, otherwise deceives the Contractor or engages in fraudulent conduct with respect to any substantive aspect of his/her plan membership.

(e.) The Enrollee's physician refuses to collaborate with the Contractor and Enrollee on developing and implementing the plan of care. Collaboration by a physician means the willingness to refer to network providers and write orders for covered services. The Contractor must make and document reasonable efforts to collaborate with an Enrollee's physician.

E.  Enrollee Protections

1.
 The Contractor shall have and comply with Department-approved written policies and procedures regarding internal grievances, grievance appeals and appeals processes, that are consistent with the Department's grievance, grievance appeals and appeals policies contained in Appendix K of this Agreement.   These include notifying Enrollee  who receive an adverse appeal resolution about their right to a Medicaid Fair Hearing and/or an External Appeal, where applicable. The Contractor agrees to submit any proposed material revisions to the approved policies and procedures for Department approval prior to implementation of the revised policies and procedures.

2.
The Contractor agrees to adopt and maintain arrangements satisfactory to the Department to protect its Enrollees from incurring liability for payment of any fees that are the legal obligation of the Contractor. To meet this requirement the Contractor must:

(a.) ensure that all contracts with providers prohibit the Contractor's providers from holding any Enrollee liable for payment of any fees that are the legal obligation of the Contractor; and

(b.) indemnify the Enrollee for payment of any fees that are the legal obligation of the Contractor for services furnished by providers that have been authorized by the Contractor to serve such Enrollee, as long as the Enrollee follows the Contractor's rules for accessing services described in the approved member handbook.

3.	The Contractor shall develop and implement written policies and procedures regarding Enrollee rights which fulfill the requirements of 42 CFR 438.100 and applicable State law and regulation.

4.	The Contractor will distribute and otherwise make available information about Enrollee rights contained in Appendix L of this Agreement to all Potential Enrollees, Applicants and Enrollees.

F.    Quality Assurance and Performance Improvement Program

1.
The Contractor must have a quality assurance and performance improvement program which includes a health information system consistent with the requirements of 42 CFR 438.242, and a Department approved written quality plan for ongoing assessment, implementation, and evaluation of overall quality of care and services. The Contractor agrees to submit any proposed material revisions to the approved quality plan for Department approval prior to implementation of the revised plan. The quality assurance and performance improvement program must identify specific and measurable activities to be undertaken by the Contractor. The Contractor's written quality plan must meet the requirements of Article 44 of Public Health Law and implementing regulations and address the standards in 42CFR 438.240 regarding quality assurance and performance improvement and 42 CFR 438.242 regarding the health information system and the following additional elements:

(a.) Board level accountability for overall oversight of program activities and review of the QA/PI program, annual review and approval of the program by the board and periodic feedback to the board on the review process by oversight committees.

(b.) Goals and objectives that provide a framework for quality assurance and improvement activities, evaluation and corrective action. These goals and objectives should be reviewed and revised periodically, and should be supported by data collection activities which focus on clinical and functional outcomes, encounter and utilization data, and client satisfaction data.

(c.) Standards for access, availability and continuity of service including, but not limited to:

(i) length of time to respond to requests for referrals,
(ii) timeliness of receipt of covered services,
(iii) timeliness of implementation of care plan, and
(iv) telephone consultation to assist Enrollees in obtaining health information and, on a 24 hour basis, urgent care.

(d.) Quality indicators that are objective, measurable and related to the entire range of services provided by the Contractor and which focus on potential clinical problem areas (high volume service, high risk diagnoses or adverse outcomes). The methodology should assure that all care settings (e.g. day center, nursing home and in-home settings) will be included in the scope of the quality assurance and performance improvement program.

(e.) A process to review the effectiveness of the Contractor's ability to assess EnroUee's care needs, sustain the EnroUee's informal supports, identify the EnroUee's treatment goals, assess effectiveness of interventions, evaluate adequacy and appropriateness of service utilization, including the social and environmental supports, and amend the care delivery process, as necessary.

(f.) Enrollee and caregiver involvement in quality assurance and performance improvement activities and evaluation of satisfaction with services.

(g.)    Establishment of a review committee(s) to:

(i)    evaluate data collected pertaining to quality indicators, performance standards, and client satisfaction;
(ii)   make recommendations to the board regarding the process and outcomes of the quality assurance and performance improvement program, and
(iii) provide  input related  to  processes to  evaluate  ethical  decision-making including end-of-life issues.

(h.)    Policies and procedures of the review committee should:

(i)       define qualifications of individuals participating on the committee(s);
(ii)      include   a  method  for  identifying,   selecting   and  reviewing   data  and information   to   be   used   in   the   quality   assurance   and   performance improvement program;
(iii)     integrate the findings of the grievance and appeals process;

(iv)     define a process for recommending appropriate action to resolve problems identified as part of quality assurance and improvement activities,  including providing feedback to appropriate staff and subcontractors; for monitoring effectiveness of corrective actions taken; and for reporting QA/PI findings to the board on at least an annual basis; and

(v) incorporate review of the care delivery process to include appropriate clinical professionals and paraprofessionals as well as non-clinical staff, as appropriate.

2. The Contractor agrees to cooperate with any external quality review conducted by or at the direction of the Department.

G.   Marketing

1.	The Contractor shall conduct marketing activities for Potential Enrollees consistent with 42 CFR 438.104, applicable State Law and its implementing regulation.

2.
Marketing materials include any information produced by or on behalf of the Contractor that references managed long-term care concepts, is intended for general distribution and is produced in a variety of print, broadcast and direct marketing mechanisms.

3.
The Contractor shall comply with a marketing plan which has received written prior approval by the Department. If there are any material changes to the marketing plan, they must be submitted to the Department before implementation. The marketing plan shall describe marketing and enrollment goals, the specific activities to be undertaken to achieve the enrollment goals and identify the personnel who will carry out the marketing functions. The marketing plan should address each of the following:

(a.) a description of how the Contractor will distribute marketing material in its service area approved by the Department;

(b.) a listing and copies of the specific marketing formats to be used ( e.g. radio announcements, letters, posters, brochures, handbooks) and the forums for distribution or presentation (e.g. health fairs, provider offices, community events);

(c.) evidence that the material is written in 12 point type at a minimum and prose written in clear, simple, understandable language at the 4 to 6th grade reading level;

(d.) a description of how the Contractor will market to Potential Enrollees who speak other than English as a primary language;

(e.) the methods of making alternate formats available to persons who are visually and hearing impaired;

(f.) the method and timetable for updating and disseminating the list of Participating Providers available to Potential Enrollees;,

(g.) a description of how the Contractor will assure that its Participating Providers comply with these provisions;

(h.) a discussion as to if or how the Contractor plans to provide nominal gifts for the target population;

(i.) a description of the personnel qualifications, the training content, methods and mechanisms for evaluation, supervision and reimbursement of marketing personnel; and

(j.) a description of the methods to be used by the Contractor to monitor and assure compliance with the approved marketing plan.

4.    The Contractor shall conduct marketing activities consistent with the following provisions:

(a.) The Contractor may use radio, television, billboards, newspapers, leaflets, brochures, the Internet, yellow page advertisements, letters, posters and verbal presentations by marketing representatives as well as health fairs and other appropriate events to market its product.

(b.) The Contractor shall not mislead, confuse, defraud Potential Enrollees or misrepresent itself, the State or the Centers for Medicare and Medicaid Services.

(c.) The Contractor shall not use a health assessment form or other means to select among otherwise eligible Applicants.

(d.) The Contractor may distribute marketing materials in local community centers, pharmacies, hospitals, nursing homes, home care agencies, doctors' offices and other areas where Potential Enrollees are likely to gather or receive long-term care services.

(e.) The Contractor may conduct marketing activities at provider sites only with the permission of the provider.

(f.) The Contractor may not directly or indirectly engage in door to door, telephone or other "Cold Call" marketing activities.

(g.) The Contractor shall ensure, through its agreements with subcontractors, compliance with the provisions of this Section.

(h.) The Contractor shall, with the consent of Potential Enrollees, provide for the participation of family members and other informal caregivers during marketing encounters.

(i.) The Contractor, in its marketing materials, shall offer only benefits or services that are clearly specified in this Contract and available for the full contract period being marketed.

(j.) The Contractors shall not offer monetary incentives to Medicaid recipients to join the plan. Nominal gifts of no more than $5.00 fair market value may be offered as part of promotional activities to stimulate interest in the plan as long as such gifts are made available to everyone regardless of whether they enroll.

(k.) Marketing representatives shall be trained in the concepts of managed long-term care and all facets of the plan using the subject outline of the member handbook as a minimal basis for the training curriculum.

(1.) The Contractor shall not offer financial and other kinds of incentives to marketing representatives based on the number of Medicaid recipients a representative has enrolled in the program.

(m.) The Contractor may not seek to influence enrollment in conjunction with the sale or offering of any private insurance.

All written materials used in carrying out the functions of this Section, including but not limited to marketing materials, the enrollment agreement and attestation, and the member handbook, must be reviewed and approved by the Department, in consultation with the State Office for the Aging and the State Insurance Department prior to use. The Contractor shall comply with all requests from the Department for periodic reports on the performance of the Contractor's responsibilities pursuant to this Section. The Contractor shall submit these reports within thirty (30) days of receiving the request from the Department.

Information For Potential Enrollees, Applicants and Enrollees

The Contractor shall provide information to all Potential Enrollees, Applicants and Enrollees consistent with 42CFR 438.10, applicable State Law and its implementing regulation, and Appendix M of this Agreement.

The Contractor must submit to the Department for prior approval a description of how the Contractor will provide information and annual notification to its Enrollees as required by this Section, including:

(a.) evidence that the material is written in 12 point type at a minimum and prose written in clear, simple, understandable language at the 4 to 6[l] grade reading level;

(b.)the methods the Contractor will use to provide information to Applicants and Enrollees who speak other than English as a primary language;

(c.) the methods of making alternate formats available to persons who are visually and hearing impaired; and

(d.) the method and timetable for updating and disseminating the list of Participating Providers.

3.	The Contractor shall provide Potential Enrollees, Applicants and Enrollees information consistent with the following provisions.

(a.) The Contractor shall comply with the Department's requirements for language and format standards for information pursuant to 42CFR 438.10(c) and (d).

(b.) The Contractor shall provide the State Consumer Guide to all Potential Enrollees, and the member handbook and the provider network to all Applicants prior to enrollment and to Enrollees.

(c.) The Contractor shall give Enrollees prior written notice of significant changes to the information identified in subsection H (3)(b) of this Section. Such notice shall be at least thirty (30) days prior to the effective date of the change pursuant to 42 CFR 438.10(f)(4).

(d.) The Contractor shall annually notify Enrollees in writing of their disenrollment rights and their right to request the information specified in 42CFR 438.10 (f) (6) and(g).

4.	The Contractor shall obtain a signed attestation from each Applicant/Enrollee that the Applicant/Enrollee has:

(a.) received a member handbook which included the rules and responsibilities of plan membership and which expressly delineates covered and non-covered services;

(b.) agreed to the terms and conditions for plan enrollment stated in the member handbook;
(c.) understood that enrollment in the Contractor's plan is voluntary;

(d.) received a copy of the Contractor's current provider network listing and agreed to use network providers for covered services, and
(e.) has been advised of the projected date of enrollment.

I.   Member and Provider Services

1.      The Contractor is responsible to provide the following member services

(a.) explaining the Contractor's rules for obtaining services and assisting Enrollees in making appointments;

(b.) fielding and responding to Enrollee questions and grievances, and advising Enrollees of the prerogative to complain to the SDOH and/or LDSS at any time;
(c.) clarifying information in the member handbook for Enrollees;

(d.) advising Enrollees of the Contractor's grievance and appeals system, the service authorization process, and Enrollee's rights to a fair hearing and/or external review;

(e.) accommodating Applicants and Enrollees who require language translation and communications assistance;

(f.) conducting post enrollment orientation activities, including orientation of Enrollees, Enrollees' families or representatives, employees, management principles and operating practices; and
(g.) health promotion and wellness initiatives.

2.
The Contractor shall develop and implement written procedures and protocols to assure that member and provider services are provided in a manner that is responsive to cultural considerations and specific needs of its Enrollees.

J.    Care Management

1.
Care management entails the establishment and implementation of a written care plan and assisting enrollees to access services authorized under the care plan. Care management includes referral to and coordination of other necessary medical, and social, educational, psychosocial, financial and other services of the care plan irrespective of whether such services are covered by the plan

2.
The Contractor shall comply with policies and procedures consistent with 42 CFR 438.210 and Appendix K of this Agreement that have received prior written approval from the Department. The Contractor agrees to submit any proposed material revisions to the approved coverage and authorization of services policies and procedures for Department approval prior to implementation of the revised procedures.

3.	The Contractor shall have and comply with written policies and procedures for care management consistent with the coordination and continuity requirements of 42CFR 438.208.

4.
The Contractor's care management system shall ensure that care provided is adequate to meet the needs of individual Enrollees and is appropriately coordinated, and shall consist of both automated information systems and operational policies and procedures.

5.	A comprehensive reassessment of the Enrollee and a plan of care update shall be performed as warranted by the Enrollee's condition but in any event at least once every six (6) months.

6.	The Contractor shall develop a care management system consistent with the following provisions:

(a.)
The Contractor shall arrange for health care professionals, as appropriate (such as physicians, nurses, social workers, therapists) to provide care management services to all Enrollees. An interdisciplinary team may provide care management.

(b.)	Care management services include, but are not limited to:
(i) initial assessments of Enrollees;
(ii)  reassessments of Enrollees;
(iii) management of covered services and coordination of covered services with non-covered services and services provided by other community resources and informal supports;
(iv) development of individual care plans, in consultation with the Enrollee and her/his informal supports, specifying health care goals, the types and frequency of   authorized covered services and non-covered services and supports necessary to maintain the care plan;
(v)  monitoring the progress of each Enrollee to evaluate whether the covered services provided are appropriate and in accord with the care plan; and
(vi) evaluating whether the care plan continues to meet the Enrollee's needs.

(c.)
 The care management system includes processes for:
(i)   generating and receiving referrals among providers;
(ii)  sharing clinical and treatment plan information;
(iii) obtaining   consent   to   share   confidential   medical   and   treatment   plan information among providers consistent with all applicable state and federal law and regulation;
(iv) providing Enrollees with written notification of authorized services;
(v)  enlisting the involvement of community organizations that are not providing covered services, but are otherwise important to the health and well-being of Enrollees, and
(vi) assuring that the organization of and documentation included in the care management record meet all applicable professional standards.

(d.)
The care management system requires care managers to have access to participating medical and social services professionals and para-professionals who on a routine basis provide direct care and services as required by the Enrollee's status.

K.   Advance Directives

The Contractor must provide all directives and information to Enrollees with respect to their rights under New York State Public Health Law Articles 29-B and 29-C. The Contractor shall, in compliance with 42CFR 438.6(i) and 422.128, maintain written policies and procedures for advance directives and provide written information to Enrollees with respect to their rights under New York State Public Health Law Articles 29-B and 29-C to formulate advance directives and of the Contractor's policies regarding the implementation of such rights. The Contractor shall include in such written notice to the Enrollee materials relating to Advance Directives and health care proxies as specified in 10 NYCRR 98-1.14 (f) and 700.5.

ARTICLE VI PAYMENT

A.  Capitation Payments

1.	Compensation to the Contractor shall consist of a monthly capitation payment for each Enrollee.

2.
In compliance with Section 4403-f of NYS Public Health Law, monthly capitation rates shall reflect savings to both state and local governments when compared to costs which would be incurred by such programs if Enrollees were to receive comparable health and long-term care services on a fee-for-service basis in the geographic region for which services are provided.

3.	The monthly Capitation Rates are attached hereto as Appendix H and shall be deemed incorporated into this Contract without further action by the parties.

4.	The monthly capitation payment to the Contractor shall constitute full and complete payments to the Contractor for all services that the Contractor provides pursuant to this Contract.

5.	Capitation Rates shall remain in effect until such time as modifications are made pursuant to Sections B and C of this Article.

B.  Modification of Rates during Contract Period

1.
Any technical modification to Capitation Rates, during the term of the Contract as agreed to by the Contractor, including but not limited to changes in Premium Groups, shall be deemed incorporated into this Contract without further action by the parties upon approval of such modifications by the Department.

2.
Any other modification to Capitation Rates, as agreed to by the Department and the Contractor during the term of the Contract shall be deemed incorporated into this Contract without further action by the parties upon approval of such modifications by the Department and the State Division of the Budget.

3.
In the event that the Department and the Contractor fail to reach agreement on modifications to the monthly Capitation Rates, the Department will provide formal written notice to the Contractor of the amount and effective date of the modified Capitation Rates approved by the State Division of the Budget. The Contractor shall have the option of terminating this Contract if such approved modified Capitation Rates are not acceptable. In such case, the Contractor shall give written notice to the Department and the Local Department of Social Services within thirty (30) days of the date of the formal written notice of the modified Capitation Rates from the Department specifying the reasons for and effective date of termination. The effective date of termination shall be ninety (90) days from the date of the Contractor's written notice, unless the Department determines that an orderly disenrollment to Medicaid fee-for-service or transfer to another managed long-term care plan.can be accomplished in fewer days. The terms and conditions in the Contractor's phase-out plan specified in Article I must be accomplished prior to termination. During the period commencing with the effective date of the Department's modified Capitation Rates through the effective date of termination of the Contract, the Contractor shall have the option of continuing to receive capitation payments at the expired Capitation Rates or at the modified Capitation Rates approved by the Department and the State Division of the Budget for the rate period.

4.
If the Contractor fails to exercise its right to terminate in accordance with this Section, then the modified Capitation Rates, approved by the Department and the State Division of the Budget, shall be deemed incorporated into this Contract without further action by the parties as of the effective date of the modified Capitation Rates as established by the Department and approved by the State Division of the Budget.

C.       Rate-Setting Methodology

1.
Capitation Rates are determined using a prospective methodology whereby cost, utilization and other rate-setting data available for the time period prior to the time period covered by the rates are used to establish premiums. Capitation Rates will not be retroactively adjusted to reflect actual fee-for-service data or plan experience for the time period covered by the rates. Capitation Rates shall require an actuarial certification as specified in 42 CFR 438.6. The actuarial certification will be the responsibility of the Department.

2.
Notwithstanding the provisions set forth in Section C.l above, the Department reserves the right to terminate this Agreement, in its entirety pursuant to Article I Section C of this Contract, upon determination by the Department that the aggregate monthly Capitation Rates are not cost effective pursuant to subsection 4403-F of Public Health Law.

D.       Payment of Capitation

1.
The monthly capitation payment for each Enrollee is due to the Contractor from the Effective Date of Enrollment until the Effective Date of Disenrollment of the Enrollee or termination of this Contract, whichever occurs first. The Contractor shall receive a full month's capitation payment for the month in which disenrollment occurs. The Roster generated by the Department, along with any modification communicated electronically or in writing by the Department or the LDSS prior to the end of the month in which the Roster is generated, shall be the enrollment list for purposes of eMedNY premium billing and payment. The Contractor and the LDSS may develop protocols for the purpose of resolving roster discrepancies that remain unresolved beyond the end of the month.   .

2.	Upon receipt by the fiscal agent of a properly completed claim for monthly capitation payments submitted by the Contractor pursuant to this Contract, the fiscal agent will promptly process such claim for payment through eMedNY and use its best efforts to complete such processing within thirty (30) business days from date of receipt of the claim by the fiscal agent. Processing of Contractor claims shall be in compliance with the requirements of 42 CFR 447.45. The fiscal agent will also use its best efforts to resolve any billing problem relating to the Contractor's claims as soon as possible. In accordance with Section 41 of the State Finance Law, the State and LDSS shall have no liability under this Contract to the Contractor or anyone else beyond funds appropriated and available for payment of Medical Assistance care, services and supplies.

E.  Denial of Capitation Payments

In the event that CMS denies payment for new or existing Enrollees based upon a determination that the Contractor failed to comply with federal statutes and regulatory requirements, the Department will deny capitation payments to the Contractor for the same Enrollees for the period of time for which CMS denies payment.

F.  Department Right to Recover Premiums

1.
The parties acknowledge and accept that the Department has a right to recover premiums paid to the Contractor for Enrollees listed on the monthly roster who are later determined, for the entire applicable payment month, to have been incarcerated; to have moved out of the Contractor's service area; or to have died. In any event, the State may only recover premiums paid for Medicaid Enrollees listed on a roster if it is determined by the Department that the Contractor was not at risk for provision of medical services for any portion of the payment period.

2.
The parties acknowledge and accept that the Department has the right to recover premiums paid to the Contractor for Enrollees listed on the monthly roster where the Contractor has failed to initiate involuntary disenrollment in accordance with the timeframes and requirements contained in Section D.4.(b)-(g) of Article V. The Department may recover the premiums effective on the first day of the month following the month in which the Contractor was required to initiate the involuntary disenrollment.

G.  Third Party Health Insurance Determination

The Contractor will make diligent efforts to determine whether Enrollees have third party health insurance (TPHI). The LDSS shall make its best efforts to maintain third party information on the WMS/eMedNY Third Party Resource System. The Contractor shall make good faith efforts to coordinate benefits with and collect TPHI recoveries from other insurers, and must inform the LDSS of any known changes in status of TPHI insurance eligibility within thirty (30) days of learning of a change in TPHI. The Contractor may use the roster as one method to determine TPHI information. The Contractor will be permitted to retain 100 percent of any reimbursement for Benefit Package services obtained from TPHI. Capitation Rates are net of TPHI recoveries. In no instances may an Enrollee be held responsible for disputes over these recoveries.

H. Contractor Financial Liability

The Contractor shall not be financially liable for any services rendered to an Enrollee prior to his or her effective date of enrollment or subsequent to disenrollment.

I.   Spenddown and Net Available Monthly Income

Capitation rates are adjusted to exclude Enrollee spenddown and NAMI as determined by the Local Department of Social Services. The Contractor's inability to collect funds from Enrollees will not change the plan's spenddown or NAMI adjustment. The Contractor shall report the gross amount of spenddown and NAMI for each Enrollee in accordance with the timeframes and in the format prescribed by the Department.

J.    No Recourse Against Enrollees

Except for the rates and payments provided for in this Contract, the Contractor hereby agrees that in no event, including but not limited to nonpayment by the Medicaid agency, insolvency of the Contractor, loss of funding for this program, or breach of this Contract, shall the Contractor or a subcontractor bill, charge, collect a deposit from, seek compensation, remuneration, or reimbursement from, or have any recourse against any Enrollee or person acting on his behalf for covered services furnished in accordance with this Contract.

This Section J. shall not prohibit the Contractor or the subcontractors as specified in their agreements from billing for and collecting any applicable surplus amounts, Net Available Monthly Income (NAMI), Medicare billable expenses, commercial insurance, worker's compensation benefits, no-fault insurance, and coordination of benefit amounts. This Section J. supersedes any oral or written contrary agreement now existing or hereinafter entered into between the Contractor and any Enrollee or persons acting on his behalf. This provision shall survive termination of this Contract for any reason.

K.   Notification Requirements to LDSS Regarding Enrollees

1.
The Contractor agrees to notify the LDSS in writing when an Enrollee with a monthly spenddown is admitted to an inpatient facility so the spenddown can be recalculated and a determination made regarding the amount, if any, of the spenddown owed to the inpatient facility. The notification will include the Enrollee's name, Medicaid number, hospital name and other information as directed by the Department.

2.
The Contractor agrees to notify the LDSS in writing prior to admission of an Enrollee to a nursing facility, to allow Medicaid eligibility to be redetermined using institutional eligibility rules. The notification will include the Enrollee's name, Medicaid number, nursing facility name and other information as directed by the Department. If such an Enrollee is determined by the LDSS to be ineligible for Medicaid nursing facility services, the LDSS shall notify the Contractor of such determination.

L.    Contractor's Fiscal Solvency Requirements

The Contractor shall comply with all applicable solvency requirements; including but not limited to New York State Public Health Law Article 44, Part 98 of the Commissioner's Rules and Regulations and the fiscal solvency requirements of the New York State Insuance Department.

ARTICLE VII
CONTRACTOR RELATIONSHIP WITH SUBCONTRACTORS

A.       Subcontractor/Provider Relations

1.
Pursuant to 42 CFR 438.206, the Contractor must maintain a network of appropriate providers that is supported by written agreements and is sufficient to provide adequate access to all services covered under the Contract.

2.
The Contractor agrees to comply with applicable sections of New York State Public Health Law and regulation regarding subcontract requirements, provider relations and termination and federal requirements at 42CFR 434.6 and 438.6(1) regarding required subcontract provisions, 438.12 regarding provider discrimination prohibitions, 438.102 regarding provider-Enrollee communications, 438.214 regarding provider selection, 438.230 regarding subcontractual relationships and delegation.

3.	Provider Services
The Contractor is responsible to provide the following provider services:
(a.)  assisting providers with prior authorization and referral protocols;
(b.)  assisting providers with claims payment procedures;
(c.)   fielding and responding to provider questions and complaints;
(d.)   orientation of providers and subcontractors to program goals, and.
(e.)    provider training to improve integrations and coordination of care.

B.       Full Responsibility Retained

1.
Notwithstanding any relationship(s) that the Contractor may have with subcontractors, the Contractor shall maintain full responsibility for adhering to and otherwise fully complying with all applicable laws and regulations, this Contract, all standards and procedures approved by the Department for the plan and the written instructions of the Department.

2.	The Contractor shall oversee and is accountable to the Department for all functions and responsibilities that are described in this Contract.

3.
The Contractor may only delegate activities or functions to a subcontractor in a manner consistent with requirements set forth in this Contract, 42CFR 434 and 438 and applicable State law and regulations.

4.
The Contractor may only delegate management responsibilities as defined by State regulation by means of a Department approved management services agreement. Both the proposed management services agreement and the proposed management entity must be approved by the Department pursuant to the provisions of 10 NYCRR 98-1.11 before any such agreement may be implemented.

C.   Required Provisions

1.
The Contractor shall enter into subcontracts only with subcontractors who are in compliance with all applicable State and federal licensing, certification, and other requirements, who are generally regarded as having a good reputation and who have demonstrated capacity to perform the needed contracted services. All subcontracts must meet the requirements of this Contract and applicable State and federal laws and regulations.

2.	Subcontracts shall require the approval of the Department as set forth in PHL 4402 and in 10 NYCRR Part 98.

3.
The Contractor shall impose obligations and duties on its subcontractors, including its Participating Providers, that are consistent with this Contract, and that do not impair any rights accorded to the Department or DHHS.

4.	No subcontract, including any provider subcontract, shall limit or terminate the Contractor's duties and obligations under this Contract.

5.
Nothing contained in this Contract between the Department and the Contractor shall create any contractual relationship between any subcontractor of the Contractor, including Participating Providers, and the Department.

6.	Any subcontract entered into by the Contractor shall fulfill the requirements of 42 CFR Part 434 and 438 that are appropriate to the service or activity delegated under such subcontract.

7.
The Contractor shall also ensure that, in the event the Contractor fails to pay any subcontractor, including any Participating Provider, in accordance with the subcontract or provider agreement, the subcontractor or Participating Provider will not seek payment from the Department, the Enrollees, or their eligible dependents.

8.
No contract between the Contractor and a health care provider shall contain any clause purporting to transfer to the health care provider, other than a medical group, by indemnification or otherwise, any liability relating to activity, actions or omissions of the Contractor as opposed to those of the health care provider.

9.	All subcontracts with providers of covered services (including management agreements, if applicable), shall include the following provisions:

(a.) Any services or other activities performed by a subcontractor in accordance with a contract between the subcontractor and the Contractor will be consistent and comply with the Contractor's obligations under this Contract and applicable state and federal laws and regulations.

(b.) A provision that the Contractor will provide, no less than thirty (30) days prior to implementation, any new rules or policies and procedures regarding quality improvement, service authorizations, member appeals and grievances and provider credentialing, or any changes thereto, to a provider of covered services that is a subcontractor.

(c.) No provision of the subcontract is to be construed as contrary to the provisions of Article 44 of the Public Health Law and implementing regulations to the extent they do not conflict with federal law and 42 CFR Parts 434 and 43 8.

(d.) Specific delegated activities and reporting responsibilities, including the amount, duration and scope of services to be provided.

(e.) Satisfactory remedies, including termination of a subcontract when the Department or the Contractor determines that such parties have not performed adequately which includes but is not limited to egregious patient harm, significant substantiated complaints, submitting claims to the plan for services not delivered, and refusal to participate in the plan's quality improvement program.

(f.) Provision for ongoing monitoring of the subcontractor's compliance with the subcontract by the Contractor. Such monitoring provision shall specify requirements for corrective action, revocation of the subcontract or imposing sanctions if the subcontractor's performance is inadequate.

(g.) Specification that either:

(i.) the credentials of affiliated professionals or other health care providers will be reviewed directly by the Contractor; or

(ii.) the credentialing process of the subcontractor will be reviewed and approved by the Contractor and the Contractor must audit the credentialing process on an ongoing basis.

(h.) A procedure for the resolution of disputes between the Contractor and its subcontractors, or providers. Any and all such disputes shall be resolved using the Department's interpretation of the terms and provisions of this Contract, and portions of subcontracts executed hereunder that relate to services pursuant to this Contract. If a subcontract provides for arbitration or mediation, it shall expressly acknowledge that the Commissioner of the Department of Health is not bound by arbitration or mediation decisions. Arbitration or mediation must occur within New York State, and the subcontract shall provide that the Commissioner will be given notice of all issues going to arbitration or mediation, and copies of all decisions.

(i.) A provision specifying how the subcontractor shall participate in the Contractor's quality assurance, service authorization and grievance and appeals processes, and the monitoring and evaluation of the Contractor's plan.

(j.) A provision specifying how the subcontractor will insure that pertinent contracts, books, documents, papers and records of their operations are available to the Department, HHS, Comptroller of the State of New York, Comptroller General of the United States and/or their respective designated representatives, for inspection, evaluation and audit, through six years from the final date of the subcontract or from the date of completion of any audit, whichever is later.

10.	The Contractor agrees to comply with Section 3224-a of State Insurance Law pertaining to prompt payment to providers of covered services.

D.       List of Covered Services and Subcontractors

1.
The Contractor shall provide documentation to demonstrate capacity to serve the expected enrollment in its service area. The documentation shall be at such time and in such format specified by the Department and shall comply with the requirements of 42CFR 438.207 and applicable sections of State law and implementing regulations.

2.	Provider services subcontracts and material amendments thereto shall require the approval of the Department as set forth in Public Health Law 4402 and 10 NYCRR Part 98.

3.	Any addition to or deletion from the network of providers shall be communicated in writing to the Department by the Contractor, on a quarterly basis.

E.           Provider Termination Notice

The Contractor shall provide the Department at least sixty (60) days notice prior to the termination of any subcontract, the termination of which would preclude an Enrollee's access to a covered service by provider type under this Contract, and specify how services previously furnished by the subcontractor will be provided. In the event a subcontract is terminated on less than sixty (60) days notice, the Contractor shall notify the Department immediately but in no event more than seventy-two (72) hours after notice of termination is either issued or received by the Contractor.

F.           Recovery of Overpayments to Providers

Consistent with the exception language in Section 3324-b of the Insurance Law, the Contractor shall retain the right to audit participating providers' claims for a six year period from the date the care, services or supplies were provided or billed, whichever is later, and to recoup any overpayments discovered as a result of the audit. This six year limitation does not apply to situations in which fraud may be involved or in which the provider or an agent of the provider prevents or obstructs the Contractor's auditing.

ARTICLE VIII

RECORDS REPORTING AND CERTIFICATION REQUIREMENTS

A.       Maintenance of Contractor Performance Records

1.	The Contractor shall maintain a health information system that collects, analyzes, integrates and reports data that meets the requirements of 42 CFR 438.242 and Article 44 of the Public Health Law.

2.	The Contractor agrees to maintain for each EnroUee a care management record. The Contractor shall maintain, and shall require its subcontractors to maintain:

(a.)	appropriate records related to services provided to Enrollees;
(b.)
all financial records and statistical data that the LDSS, the Department and any other authorized governmental agency may require including books, accounts, journals, ledgers, and all financial records relating to capitation payments, third party health insurance recovery, and other revenue received and expenses incurred under this Contract; and

(c.)
appropriate financial records to document fiscal activities and expenditures, including records relating to the sources and application of funds and to the capacity of the Contractor or its subcontractors, including its Participating Providers, if relevant, to bear the risk of potential financial losses.

3.	Credentials for subcontractors and providers used by subcontractors shall be maintained on file by or in a manner accessible to the Contractor and furnished to the Department, upon request.

B.       Maintenance of Financial Records and Statistical Data

The Contractor shall maintain all financial records and statistical data according to generally accepted accounting principles and/or Statutory accounting principles where applicable.

C.       Access to Contractor Records

The Contractor shall provide the LDSS, SDOH, The Comptroller of the State of New York, the Attorney General of the State of New York, DHHS, the Comptroller General of the United States, and their authorized representatives with access to all records relating to Contractor performance under this Contract for the purposes of examination, audit, and copying (at reasonable cost to the requesting party) of such records. The Contractor shall give access to such records on two (2) business days prior written notice, during normal business hours, unless otherwise provided or permitted by applicable laws, rules, or regulations.

D.       Retention Periods

The Contractor shall preserve and retain all records relating to Contractor performance under this Contract in readily accessible form during the term of this Contract and for a period of six (6) years thereafter. All provisions of this Contract relating to record maintenance and audit access shall survive the termination of this Contract and shall bind the Contractor until the expiration of a period of six (6) years commencing with termination of this Contract or if an audit is commenced, until the completion of the audit, whichever occurs later.

E.      Reporting Requirements

1.
The Contractor shall be responsible for fulfilling the reporting requirements of this Contract. Reports shall be filed in a format specified by the Department and according to the time schedules required by the Department.

2.
The Contractor shall furnish all information necessary for the Department to assure adequate capacity and access for the enrolled population and to demonstrate administrative and management arrangements satisfactory to the Department. The Contractor shall submit periodic reports to the Department in a data format and according to a time schedule required by the Department to fulfill the Department's administrative responsibilities under Section 4403-f of Article 44 of Public Health law and other applicable State and federal laws or regulations. Reports may include but are not limited to information on: availability, accessibility and acceptability of services; enrollment; Enrollee demographics; disenrollment; Enrollee health and functional status (including the Semi-Annual Assessment of Members (SAAM) data set or any other such instrument the Department may request); service utilization; encounter data, Enrollee satisfaction; marketing; grievance and appeals; and fiscal data. The Contractor shall promptly notify the Department of any request by a governmental entity or an organization working on behalf of a governmental entity for access to any records maintained by the Contractor or a subcontractor pursuant to this Contract.

3.	The Contractor shall submit the following specific reports to the Department.

(a.)    Annual Financial Statements:

In accordance with Part 98-1.16, the Contractor shall file in duplicate with both the Commissioner and the Superintendent of the Department of Insurance (SID) a financial statement each year in the form prescribed by the Commissioner known as the Medicaid Managed Care Operating Report (MMCOR). The MMCOR shows the condition at last year-end and contains the information required by Section 4408 of the Public Health Law. The due date for annual statements shall be April 1 following the report closing date.

(b.)    Quarterly Financial Statements:

The Contractor shall submit Quarterly Financial Statements to the Department and SID. The due.date for quarterly reports shall be forty-five (45) days after the end of the calendar quarter.

(c.)     Other Financial Reports:

Contractor shall submit financial reports, including certified annual financial statements, and make available documents relevant to its financial condition to the Department and SID in a timely manner as required by State laws and regulations including but not limited to Public Health Law § 4403-f, 4404 and 4409, Title 10 NYCRR § 98-1.11, 98-1.16, and 98-1.17 and applicable Insurance Law §§ 304, 305, 306, and 310.

(d.)    Encounter Data:

The Contractor shall prepare and submit encounter data on a monthly basis to Department through its designated fiscal agent. Each provider is required to have a unique identifier. Submissions shall be comprised of encounter records or adjustments to previously submitted records which the Contractor has received and processed from provider encounter or claim records of any contracted or directly provided services rendered to the Enrollee in the current or any preceding months. Monthly submissions must be received by the fiscal agent in accordance with the time frames specified in the MEDS II data dictionary on the Health Provider Network (HPN) to assure the submission is included in the fiscal agent's monthly production processing.

(e.)    Disenrollment Report:

This report is to be completed twice a year. The first report will cover the operation of the plan for the period January 1 through June 30. The second report will cover the period from July 1 through December 31. The completed report is to be provided to the Department within thirty (30) days after the period in a format to be specified by the Department.

(f.)     Grievance and Appeal Reports:

i) The Contractor must provide the Department on a quarterly basis, and within fifteen (15) business days of the close of the quarter, a summary of all grievance and appeals received during the preceding quarter using a data transmission method that is determined by the Department.

ii) The Contractor also agrees to provide on a quarterly basis, within fifteen (15) business days of the close of the quarter, the total number of grievance or appeals that have been unresolved for more than thirty (30) days.   The Contractor shall maintain records on these and other grievances or appeals, which shall include all correspondence related to the grievance or appeal, and an explanation of disposition. These records shall be readily available for review by the Department or LDSS upon request.

iii) Nothing in this Section is intended to limit the right of the Department and the LDSS to obtain information immediately from a Contractor pursuant to investigating a particular Enrollee grievance or appeal, or provider complaint.

(g.)   Fraud and Abuse Reporting Requirements:

(i) Pursuant to the program integrity requirements outlined in 42 CFR 438.608, the Contractor shall submit reports specifying the number of complaints of fraud and abuse made to the Contractor that warrant preliminary investigation by the Contractor. Such reports must be submitted quarterly, within fifteen (15) business days of the close of the quarter, in a format specified by the Department.

(ii) The Contractor must also submit to the Department the following on an ongoing basis for each confirmed case of fraud and abuse identified through complaints, organizational monitoring, subcontractors, providers, beneficiaries, Enrollees, etc.:

1.	The name of the individual or entity that committed the fraud or abuse;
2.	The source that identified the fraud or abuse;
3.	The type of provider, entity or organization that committed the fraud or abuse;
4.	A description of the fraud or abuse;
5.	The approximate range of dollars involved;
6.	The legal and administrative disposition of the case including actions taken by law enforcement officials to whom the case has been referred; and
7.	Other data/information as prescribed by the Department.

(iii) Such report shall be submitted when cases of fraud and abuse are confirmed, and be reviewed and signed by an executive office of the Contractor.

(h.) Performance Improvement Projects:

The Contractor will be required to conduct performance improvement projects that focus on clinical and non-clinical areas consistent with the requirements of 42 CFR 438.240. The purpose of these studies will be to promote quality improvement within the managed long-term care plan. At least one (1) performance improvement project each year will be selected as a priority and approved by the Department. Results of each of these annual studies will be provided to the Department in a required format. Results of other performance improvement projects will be included in the minutes of the quality committee and reported to the Department upon request.

(i.)   Enrollee Health and Functional Status:

The Contractor shall submit Enrollee health and functional status data for each of their Enrollees in the format and according to the timeframes specified by the Department. The data shall consist of the Semi-Annual Assessment of Members (SAAM) or any other such instrument the Department may request. The data shall be submitted at least semi-annually or on a more frequent basis if requested by the Department.

(j.)  Additional Reports:

Upon request by the Department, the Contractor shall prepare and submit other operational data reports. Such requests will be limited to situations in which the desired data is considered essential and cannot be obtained through existing Contractor reports. Whenever possible, the Contractor will be provided with ninety (90) days notice and the opportunity to discuss and comment on the proposed requirements before work is begun. However, the Department reserves the right to give thirty (30) days notice in circumstances where time is of the essence.

F.           Data Certification

The Contractor shall comply with the data certification requirements in 42 CFR 438.604 and 438.606.

1.
The types of data subject to certification include, but are not limited to, enrollment information, encounter data, the premium proposal, contracts and all other financial data. The certification shall be in a format prescribed by the Department and must be sent at the time the report or data are submitted.

2.
The certification shall be signed by the Plan's Chief Executive Officer, the Chief Financial Officer or an individual with designated authority; and, the certification shall attest to the accuracy, completeness and truthfulness of the data.

G.           Notification of Changes in Reporting Due Dates Requirements or Formats

The Department may extend due dates, or modify report requirements or formats upon a written request by the Contractor to the Department, where the Contractor has demonstrated a good and compelling reason for the extension or modification. The Department will issue a written response to the request for a modification or extension of the due date.

H. Ownership and Related Information Disclosure

The Contractor shall report ownership and related information to the Department, and upon request to the Secretary of Department of Health and Human Services and the Inspector General of Health and Human Services, in accordance with 42 U.S.C. (Section 1320a-3 and 1396b(m) (4) Sections 1124 and 1903(m)(4) of the Federal Social Security Act).

I.   Role of Compliance Officer and Compliance Committee:

It is the obligation of the plan to designate a compliance officer and establish a compliance committee pursuant to 42 CFR 438.608 (b) (2). It is the obligation of the compliance officer and compliance committee to:

1.	monitor the plan reporting obligations and ensure that the required reports are accurate and submitted in a timely manner;
2.	develop written policies, procedures and standards of conduct that articulate the plan commitment to adhere to all applicable Federal and State Standards;
3.	conduct appropriate staff training activities in an atmosphere of open communication;
4.	establish provisions for internal monitoring and auditing; and,
5.	have provisions for prompt responses to detected offenses with provisions for corrective action initiatives where appropriate.

J.    Public Access to Reports

Any data, information, or reports collected and prepared by the Contractor and submitted to New York State authorities in the course of performing their duties and obligations under this Contract may be disclosed subject to and consistent with the requirements of Freedom of Information Law.

K. Professional Discipline

1.
 Pursuant to Public Health Law Section 4405-b, the Contractor shall have in place policies and procedures to report to the appropriate professional disciplinary agency within thirty (30) days of occurrence, any of the following:

i)    the termination of a health care provider contract pursuant to Section 4406-d of the Public Health Law for reasons relating to alleged mental and physical impairment, misconduct or impairment of patient safety or welfare; ii)   the voluntary or involuntary termination of a contract or employment or other affiliation with such contractor to avoid the imposition of disciplinary measures; or iii)  the termination of a health care provider contract in the case of a determination of fraud or in a case of imminent harm to patient health.

2.
The Contractor shall make a report to the appropriate professional disciplinary agency within thirty (30) days of obtaining knowledge of any information that reasonably appears to show that a health professional is guilty of professional misconduct as defined in Articles 130 and 131 (a) of the State Education Law.

L. Certification Regarding Individuals Who Have Been Debarred or Suspended By Federal or State Government

The Contractor will certify to the Department initially and immediately upon changed circumstances from the last such certification that it does not knowingly have an individual who has been debarred or suspended by the federal or state government, or otherwise excluded from participating in procurement activities:

1.	as a director, officer, partner or person with beneficial ownership of more than 5% of the Contractor's equity; or

2.
as a party to an employment, consulting or other agreement with the Contractor for the provision of items and services that are significant and material to the Contractor's obligations in the managed long-term care plan consistent with requirements of SSA §1932 (d)(1).

M. Conflict of Interest Disclosure

The Contractor shall report to the Department in a format specified by the Department documentation, including but not limited to the identity of and financial statements of person(s) or corporation(s) with an ownership or contract interest in the managed long-term care plan or with any subcontract(s) in which the managed long-term care plan has a 5% or more ownership and interest, consistent with requirements of SSA § 1903 (m)(2)(a)(viii) and 42 CFR§ §455.100 and 455.104.

ARTICLE IX INTERMEDIATE SANCTIONS

A.
The Contractor is subject to the imposition of sanctions as authorized by State law and regulation, including the Department's right to impose sanctions for unacceptable practices as set forth in Title 18 of the Official Compilation of Codes, Rules and Regulations of the State of New York (NYCRR) Part 515 and civil and monetary penalties pursuant to 18 NYCRR Part 516 and 42 CFR 438.700 and such other sanctions and penalties as are authorized by local laws and ordinances and resultant administrative codes, rules and regulations related to the Medical Assistance Program or to the delivery of the contracted services.

B.	Unacceptable practices for which the Contractor may be sanctioned include, but are not limited to:

1.	Failing to provide medically necessary services that the Contractor is required to provide under its contract with the State.

2.	Imposing premiums or charges on Enrollees.
3.	Discriminating among Enrollees on the basis of their health status or need for health care services.

4.	Misrepresenting or falsifying information that it furnishes to an Enrollee, Applicant, Potential Enrollee, health care provider, the State or to CMS.

5.	Distributing directly or through any agent or independent contractor, Marketing materials that have not been approved by the State or that contain false or materially misleading information.

6.	Violating any other applicable requirements of SSA §§ 1903(m) or 1932 and any implementing regulations.
7.	Violating any other applicable requirements of 18 NYCRR or 10 NYCRR Part 98.
C.	Intermediate Sanctions may include but are not limited to:
1.	Civil monetary penalties.
2.	Suspension of all new enrollment after the effective date of the sanction.
3.	Termination of the contract, pursuant to Article I of this Agreement.

D.
The Department shall have the right, upon notice to the LDSS, to limit, suspend or terminate enrollment activities by the Contractor and/or enrollment into the managed long- term care plan upon fifteen (15) days written notice to the Contractor. The written notice shall specify the action(s) contemplated and the reason(s) for such action(s) and shall provide the Contractor with an opportunity to submit additional information that would support the conclusion that limitation, suspension or termination of enrollment activities or Enrollment in the Contractor's managed long term-care plan is unnecessary. The Department reserves the right to suspend enrollment immediately in situations involving imminent danger to the health and safety of Enrollees. Nothing in this paragraph limits other remedies available to the Department under this Agreement.

E.	The Contractor will be afforded due process pursuant to Federal and State Law and Regulations (42 CFR §438.710,18 NYCRR Part 516, and Article 44 of the PHL).

ARTICLE X

GENERAL REQUIREMENTS

A.       Authorized Representatives With Respect to Contract

Upon commencement of performance under this Contract, the Department and the Contractor shall each designate a contract representative under this Contract and shall promptly so notify the other Party in writing. The contract representative shall be the contact person for all matters arising under this Contract. Each Party shall notify the other Party if it designates a new contract representative.

B.       Confidentiality

1.
All individually identifiable information relating to Applicants and Enrollees that is obtained by the Contractor shall be safeguarded pursuant to 42CFR 431, subpart F and applicable sections of 45CFR parts 160 and 164, 42CFR part 2, 42 U.S.C. Section 1396a(a)(7) (Section 1902(a)(7) of the Federal Social Security Act), and regulations promulgated thereunder, and applicable sections of State law and regulation including but not limited to Section 27-F of Public Health Law, Section 369 of the Social Services Law, and Section 33.13 of Mental Hygiene Law. Information shall be used or disclosed by the Contractor pursuant to appropriate consent only for a purpose directly connected with performance of Contractor obligations under this Contract.

2.
Medical records of Applicants and Enrollees shall be confidential and shall be disclosed to and by other persons within the Contractor's organization, including subcontractors, only as necessary to provide health care and quality, peer, or complaint and appeal review of health care under the terms of this Contract.

3.
The provisions of this Section shall survive the termination of this Contract and shall bind the Contractor so long as the Contractor maintains any individually identifiable information relating to Applicants or Enrollees.

C.       Additional Actions and Documents

Each Party hereby agrees to use its good faith and best efforts to cooperate with the other and to take or cause to be taken such further actions to execute, deliver, and file or cause to executed delivered, and filed such further documents and instrument, and to use best efforts to obtain such waivers and consents as may be necessary or as may be reasonably requested in order to effectuate fully the purposes, terms, and conditions of this Contract and the purposes of the plan.

D.       Relationship of the Parties, Status of the Contractor

The Parties agree that the relation of Contractor to the Department will be that of an independent Contractor. The Parties also agree and acknowledge that Contractor is authorized to operate and to perform its obligations under this Contract pursuant to the provisions of Article 44 of New York State Public Health Law, Article 43 of State Insurance Law and Section 402 of the Social Security Amendments of 1967, as amended by Section 222(b) of the Social Security Amendments of 1972, 42 U.S.C. 1395b-l. The Parties further agree and acknowledge that Contractor will not, by virtue of its operation, of its performance of its obligations hereunder, of its compensation hereunder, or of any other provisions of this Contract: (1) be deemed to be an agent or instrumentality of the State of New York, the United States, or any agency of either, or (2) be deemed to be a preferred provider organization, third party administrator, or an independent practice association.

E.       Nondiscrimination

The Contractor shall not unlawfully discriminate on the basis of age, race, color, gender, creed, religion, disability, sexual orientation, source of payment, type of illness or condition or place of origin. The Contractor shall operate the program in compliance with all applicable State and Federal non-discrimination laws.

F.        Employment Practices

1.
The Contractor shall comply with the nondiscrimination clause contained in Federal Executive Order 11246, as amended by Federal Executive Order 11375, relating to Equal Employment Opportunity for all persons without regard to race, color, religion, sex or national origin, the implementing rules and regulations prescribed by the Secretary of Labor at 41 CFR Part 60 and with the Executive Law of the State of New York, Section 291-299 thereof and any rules or regulations promulgated in accordance therewith. The Contractor shall likewise be responsible for compliance with the above-mentioned standards by subcontractors with whom the Contractor enters into a contractual relationship in furtherance of this Contract.

2.
The Contractor shall comply with regulations issued by the Secretary of Labor of the United States in 20 CFR Part 741, pursuant to the provisions of Executive Order 11758, and with the Federal Rehabilitation Act of 1973 and the Americans with Disabilities Act of 1990. The Contractor shall likewise be responsible for compliance with the above mentioned standards by subcontractors with whom the Contractor enters into a contractual relationship in furtherance of this Contract.

G.           Dispute Resolution

The Contractor and the LDSS shall jointly develop and use a process for resolving disputes with   regard   to   the   accuracy   of  assessments   performed   for   enrollment,   involuntary disenrollments and for continued stay decisions when the Enrollee no longer meets the nursing home level of care as determined at the last comprehensive assessment of the calendar year.

H. Assignment

This Contract shall not be assignable by the Contractor without the prior written consent of the Commissioner.

I.   Binding Effect

Subject to any provisions hereof restricting assignment, this Contract shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assignees.

J.   Limitation on Benefits of this Contract

It is the explicit intention of the Parties that no Enrollee, person or other entity, other than the Parties, is or shall be entitled to bring any action to enforce any provision of this Contract against the other Party, and that the covenants, undertakings, and agreements set forth in this Contract shall be solely for the benefit of, and shall be enforceable only by the Parties, or their respective successors and assignees, as permitted hereunder; provided, however, that the covenants, undertakings, and agreements set forth in Article VI, Section J hereof shall be construed for the benefit of the Enrollees.

K. Entire Contract

This Contract (including the Schedules and Appendices hereto) constitutes the entire Contract between the Parties with respect to the subject matter hereof, and it supersedes all prior oral or written agreements, commitments, or understandings with respect to the matters provided for herein. This Contract shall not be deemed to apply to individuals who are not Enrollees.

L. Conflicting Provisions

In the event of any conflict between the provisions of the main body of this Contract and the provisions of any Appendix or Schedule(s) attached hereto, the provisions of the main body of this Contract shall govern, unless a provision of an Appendix or a Schedule explicitly states that it shall supersede the main body of this Contract.

M. Modification

This Contract is subject to amendment or modification only upon mutual consent of the Parties reduced to writing. Attached Appendix X is the form to be used in modification of this Contract. Any such amendment or modification is not binding on the Parties unless and until approved by the Comptroller of the State of New York.

N. Headings

Article and Section headings contained in this Contract are inserted for convenience of reference only, shall not be deemed to be a part of this Contract for any purpose, and shall not, in any way, define or affect the meaning, construction, or scope of any of the provisions hereof.

O. Pronouns

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity may require.

P. Notices

All notices, demands, requests, reports, or other communications which may be or are required to be given, served or sent by either Party to the other Party pursuant to this Contract shall be in writing and shall be mailed by first-class registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, or telegram, overnight package delivery, addressed as follows:

(l)If to the Department:
Director

Division of Managed Care and Program Evaluation
New York State Department of Health
Corning Tower.
Empire State Plaza
Albany, New York 12237
with a copy (which shall not constitute notice) to:

Director
Bureau of Continuing Care Initiatives
Division of Managed Care and Program Evaluation

New York State Department of Health.

Room 2084
Corning Tower
Empire State Plaza
Albany, New York 12237

(2)If to SID:
Co-Chief
Health Bureau
New York State Insurance Department
One Commerce Plaza
Albany, NY 12257

(3)  If to Contractor:
Chief Executive Officer
WellCare of New York, Inc.
11 West 19th Street
New York, NY 10011

Each Party may designate by notice in writing a new address to which any notice, demand, request, report, or communication may be thereafter so given, served, or sent. Each notice, demand, request, report, or communication which shall be mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of the messenger or the answer back or confirmation being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation. The Parties agree further to copy the Department's local designee or designated contact person on any notice subject to this Section.

Q. Partial Invalidity

Should any provision of this Contract be declared or found to be illegal, invalid, ineffective, unenforceable or void, then each Party shall be relieved of any obligation arising from such provision; the balance of this Contract, if capable of performance, shall remain in full force and effect.

R. Force Majeure

Each Party shall use all efforts to perform its obligations under this Contract but shall be excused for failure to perform or for delay in performance hereunder due to unforeseeable circumstances beyond its reasonable control or which could not have been prevented by it, including but not limited to acts of God, floods, hurricanes, earthquakes, acts of war, civil unrest, or embargoes; provided, that acts of any governmental body shall be deemed not to be a force majeure.

S.  Survival

The termination or expiration of this Contract shall not affect vested or accrued rights or obligations of the Parties existing as of the date of such termination or expiration or other obligations expressly intended to survive the termination or expiration hereof. Without limiting the generality of the foregoing, the following provisions of this Contract shall survive any expiration or termination of this Contract: entire Article VI; entire Article VIII; Section V. D.; Sections I.E. I.F. and I.G; Sections X.B, X.E, X.H, X.K, X.L, X.M, X.V, X.AA, Appendix A and all definitional provisions of this Contract to the extent that they pertain to any other surviving provisions or obligations.

T.   State Standard Appendix A

The Parties agree to be bound by the terms and conditions of "Standard Clauses for New York State Contracts, June 2006" attached hereto and incorporated herein as Appendix A.

U. Indemnification of the Department

1.	The Contractor shall indemnify, defend and hold harmless the Department, the State, its officers, agents and employees and the Enrollees and their eligible dependents from:

(a.) any and all claims and losses incurred by or accruing or resulting from the acts or omissions of all Contractor's, subcontractors, materialmen, laborers and any other person, firm or corporation furnishing or supplying work, services, materials, or supplies in connection with the performance of this Contract;

(b.)any and all claims and losses incurred by, accruing, or resulting to any person, firm or corporation who may be injured or damaged by the acts or omissions of the Contractor, its officers, agents and employees or subcontractors, including Participating Providers, in connection with the performance of this Contract; and

(c.) against any liability, including costs and expenses, for violation of proprietary rights, copyrights, or rights of privacy, arising out of publication, translation, reproduction, delivery, performance, use or disposition of any data furnished by the Contractor under this Contract or based on any libelous or otherwise unlawful matter contained in such data.

2.
The Department shall provide the Contractor with prompt written notice of any claim made against the Department. The Contractor, at its sole option, shall defend or settle said claim. The Department shall cooperate with the Contractor, to the extent necessary for the Contractor to discharge its obligations hereunder.

3.	The Contractor shall have no obligation hereunder with respect to any claim or cause of action for damages to persons or property to the extent caused by the Department, its employees or agents.

V. Environmental Compliance

The Contractor shall comply with all applicable standards, orders or regulations issued pursuant to the Clean Air Act, 42 U.S.C. 7401 et seq., and the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251 et seq. The Contractor shall report violations to the Department, Department of Health and Human Services (DHHS) and to the appropriate Regional Office of the Environmental Protection Agency.

W. Energy Conservation

The Contractor shall comply with any applicable mandatory standards and policies relating to energy efficiency which are contained in the State Energy conservation plan issued in compliance with the Energy Policy and Conservation Act of 1975, Pub. L. 94-163 42 U.S.C. 6321 et seq., and any amendment thereto.

X. Prohibition on Use of Federal Funds for Lobbying

1.
The Contractor agrees, pursuant to Section 1352, Title 31, United States Code, and 45 CFR Part 93 not to expend federally appropriated funds received under this Contract to pay any person for influencing or attempting to influence an officer or employee of an agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress in connection with the awarding of any federal contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative agreement, and the extension, continuation, renewal, amendment, or

2.
Modification of any federal contract, grant, loan or cooperative agreement. The Contractor agrees to complete and submit the "Certification Regarding Lobbying", attached hereto as Appendix C and incorporated herein, if this Contract exceeds $100,000.

3.
If any funds other than federally appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of an agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress in connection with this Contract or the underlying Federal grant and the agreement exceeds $100,000 the contractor agrees to complete and submit Standard Form-LLL, "Disclosure of Lobbying Activities", attached hereto as Appendix D and incorporated herein, in accordance with its instructions.

4.
The Contractor shall include the provisions of this Section in all subcontracts under this Contract and require that all subcontractors whose contract exceeds $100,000 certify and disclose accordingly to the Contractor.

Y. Waiver of Breach

No term or provision of this Contract shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the Party claimed to have waived or consented. Any consent by a Party to, or waiver of, a breach under this Contract shall not constitute consent to, a waiver of, or excuse for any other, different or subsequent breach.

Z. Choice of Law

This Contract shall be interpreted according to the laws of the State of New York, without reference to choice of law principles. The Contractor shall be required to bring any legal proceeding against the Department or the State arising from this Contract in New York State courts.

AA. Executory Provision and Federal Funds

The State Finance Law of the State of New York, Section 112, requires that any contract made by a State Department which exceeds fifteen thousand dollars ($15,000) in amount be first approved by the Comptroller of the State of New York before becoming effective. The Parties recognize that this Contract is wholly executory and not binding until and unless approved by the Comptroller of the State of New York. The Parties also agree that the effectiveness of this Contract is conditioned upon receipt of any approval required pursuant to federal law to permit full Federal financial participation in the costs hereof. Contractor agrees to comply with all applicable federal audit requirements including but not limited to OMB Circular A-8 7 and other applicable federal rules and procedures concerning use of federal funds.

BB. Renegotiation

In the event any part of this Contract is found to be invalid or unenforceable under applicable law and alters the general scope of contractual performance or a change occurs in applicable State or Federal law, rules or regulations or federal or State interpretations thereof which requires alteration of the general scope of contractual performance to remain in compliance therewith, or the Department obtains a waiver of such applicable Federal law, rule or regulation, either Party may initiate re-negotiation of the terms and conditions of this Contract to preserve the benefit bargained for. If the Parties are unable to agree on a revision of contractual terms and conditions consistent with the altered scope of contractual performance, either Party may terminate this Contract as of the last day of the month following the month in which written notice of termination is given, subject to the provisions of Article I, Sections F andG.

CC. Affirmative Action

The Contractor agrees to comply with all applicable Federal and State nondiscrimination statutes including:

1.
The Civil Rights Acts of 1964, as amended; Executive Order No. 11246 entitled "Equal Employment Opportunity," as amended by Executive Order 11375, and as supplemented in Department of Labor Regulation 41 CFR Part 60; Executive Law of the State of New York, Sections 290-299 thereof, and any rules or regulations promulgated in accordance therewith; Section 504 of the Rehabilitation Act of 1973 and the Regulations issued pursuant thereto contained in 45 CFR Part 84 entitled "Nondiscrimination on the Basis of Handicap in Programs and Activities Receiving or Benefiting from Federal Financial Assistance"; and the Americans with Disabilities Act (ADA) of 1990, 42 U.S.C. Section 12116, and regulations issued by the Equal Employment Opportunity Commission which implement the employment provisions of the ADA, set forth at 29 CFR Part 1630.

2.
The Contractor is required to demonstrate effective affirmative efforts and to ensure employment of protected class members. The Contractor must possess and may, upon request be required to submit to the Department a copy of an Affirmative Action Plan which is in full compliance with applicable requirements of federal and State statutes.

3.
Contractors and subcontractors shall undertake or continue existing programs of affirmative action to ensure that minority group members and women are afforded equal employment opportunities without discrimination because of race, creed, religion, color, national origin, sex, age, disability or marital status. For these purposes, affirmative action shall apply in the areas of recruitment, employment, job assignment, promotion, upgrading, demotion, transfer, layoff, or termination and rates of pay or other forms of compensation.

4.	Prior to the award of a State contract, the Contractor shall submit an Equal Employment Opportunity (EEO) Policy Statement to the Department within the time frame established by the Department.

5.
The Contractor's EEO Policy Statement shall contain, but not necessarily be limited to, and the Contractor, as a precondition to entering into a valid and binding State contract, shall, during the performance of the State contract, agree to the following:

(a.) The Contractor will not discriminate against any employee or Applicant for employment because of race, creed, religion, color, national origin, sex, age, sexual orientation, disability or marital status, will undertake or continue existing programs or affirmative action to ensure that minority group members and women are afforded equal employment opportunities without discrimination, and shall make and document its conscientious and active efforts to employ and utilize minority group members and women in its work force on State contracts.

(b.) The Contractor shall state in all solicitations or advertisements for employees that, in the performance of the State contract all qualified applicants will be afforded equal employment opportunities without discrimination because of race, creed, religion, color, national origin, sex, age, disability or marital status.

(c.) At the request of the contracting agency, the Contractor shall request each employment agency, labor union, or authorized representative of workers with which it has a collective bargaining of other agreement or understanding, to furnish a written statement that such employment agency, labor union, or representative will not discriminate on the basis of race, creed, religion, color, national origin, sex, age, sexual orientation, disability or marital status and that such union or representative will affirmatively cooperate in the implementation of the Contractor's obligations herein.

(d.) Except for construction contracts, prior to an award of a State contract, the Contractor shall submit to the contracting agency a staffing plan of the anticipated work force to be utilized on the State contract or, where required, information on the Contractor's total work force, including apprentices, broken down by specified ethnic background, gender, and Federal Occupational Categories or other appropriate categories specified by the contracting agency. The form of the staffing plan shall be supplied by the contracting agency.

(e.) After an award of a State contract, the Contractor shall submit to the contracting agency a work force utilization report, in a form and manner required by the agency, of the work force actually utilized on the State contract, broken down by specified ethnic background, gender, and Federal Occupational Categories or other appropriate categories specified by the contracting agency.

(f.) In the event that the Contractor is found through an administrative or legal action, whether brought in conjunction with this Contract or any other activity engaged in by the Contractor, to have violated any of the laws recited herein in relation to the Contractor's duty to ensure equal employment to protected class members, the Department may, in its discretion, determine that the Contractor has breached this Contract.

(g.) Additionally, the Contractor and any of its subcontractors shall be bound by the applicable provisions of Article 15-A of the Executive Law, including Section 316 thereof, and any rules or regulations adopted pursuant thereto. The Contractor also agrees that any goal percentages contained in this Contract are subject to the requirements of Article 15-A of the Executive Law and regulations adopted pursuant thereto. For purposes of this Contract the goals established for subcontracting/purchasing with Minority and Women-Owned business enterprises are 0% to 5%. The employment goals for the hiring of protected class persons are 5% to 10%.

The Contractor shall be required to submit reports as required by the Department, in a format determined by the Department, concerning the Contractor's compliance with the above provisions, relating to the procurement of services, equipment and or commodities, subcontracting, staffing plans and for achievement or employment goals. The Contractor agrees to make available to the Department upon request, the information and data used in compiling such reports.

It is the policy of the Department to encourage the employment of qualified applicants/recipients of public assistance by both public organizations and private enterprises who are under contractual agreement to the Department for the provision of goods and services. The Department may require the Contractor to demonstrate how the Contractor has complied or will comply with the aforesaid policy.

DD. Omnibus Procurement Act of 1992

It is the policy of New York State to maximize opportunities for the participation of New York State business enterprises, including minority and women-owned business enterprises as Contractors, subcontractors, and suppliers on its procurement contracts. The Omnibus Procurement Act of 1992 requires that by signing this Contract, the Contractor certifies that whenever the total contract is greater than $1 million:

1.
The Contractor has made reasonable efforts to encourage the participation of New York State Business Enterprises as suppliers and subcontractors on this project, and has retained the documentation of these efforts to be provided upon request to the State;

2.	The Contractor has complied with the Federal Equal Opportunity Act of 1972 (Pub. L. 92-261), as amended;

3.
The Contractor agrees to make reasonable efforts to provide notification to New York State residents of employment opportunities on this project through listing any such positions with the Job Service Division of the New York State Department of Labor, or providing such notification in such manner as is consistent with existing collective bargaining contracts or agreements. The Contractor agrees to document these efforts and to provide such documentation upon request;

4.	The Contractor acknowledges notice that New York State may seek to obtain offset credits from foreign countries as a result of this Contract and agrees to cooperate with the State in these efforts.

EE. Fraud and Abuse

The Contractor shall comply with the program integrity requirements of 42 CFR 438.608 and operate in a manner as to ensure a prompt organizational response to detect offenses and development of corrective action initiatives. The Contractor shall also establish and adhere to a process for reporting to the Department credible information of violations of law by the Contractor subcontractors or Enrollees for a determination as to whether criminal, civil or administrative action may be appropriate. With respect to Enrollees, this reporting shall be restricted to credible information on violations of law with respect to enrollment in the plan or the provision of, or payment for, health services.

FF.  Nondiscrimination in Employment in Northern Ireland

In accordance with Chapter 807 of the Laws of 1992, the Contractor agrees that, if it or any individual or legal entity in which the Contractor holds a 10% or greater ownership interest, or any individual or legal entity that holds a 10% or greater ownership in the Contractor, has business operations in Northern Ireland, the Contractor, or such individual or legal entity, shall take lawful steps in good faith to conduct any business operations it has in Northern Ireland in accordance with MacBride Fair Employment Principles relating to nondiscrimination in employment and freedom of workplace opportunity, and shall permit independent monitoring of its compliance with such Principles.

GG. Contract Insurance Requirements.

The Contractor must, without expense to the State, procure and maintain, for the full term of the contract, insurance of the kinds and in the amounts hereinafter provided, in insurance companies authorized to do such business in the State of New York covering all operations under this Contract, whether performed by it or by subcontractors. Before commencing the work, the Contractor shall furnish to the Department of Health a certificate or certificates, in a form satisfactory to said Department, showing that it has complied with the requirements of this Section, which certificate or certificates shall state that the policies shall not be changed or canceled until thirty (30) days written notice has been given to said Department. The kinds and amounts of required insurance are:

1.
A policy covering the obligations of the Contractor in accordance with the provisions of Chapter 41, Laws of 1914, as amended, known as the Workers' Compensation Law, and the Contract shall be void and of no effect unless the Contractor procures such policy and maintains it for the full term of the Contract.

2.
Policies of Bodily Injury Liability and Property Damage Liability Insurance of the types hereinafter specified, each within limits of not less than $500,000 for all damages arising out of bodily injury, including death at any time resulting therefrom sustained by one person in any one occurrence, and subject to that limit for that person, not less than $1,000,000 for all damages arising out of bodily injury, including death at any time resulting therefrom sustained by two or more persons in any one occurrence, and not less than $500,000 for damages arising out of damage to or destruction of property during any single occurrence and not less than $1,000,000 aggregate for damages arising out of damage to or destruction of property during the policy period.

(a.) Contractor's Liability Insurance issued to and covering the liability of the Contractor with respect to all work performed by it under this proposal and the contract.

(b.) Protective Liability Insurance issued to and covering the liability of the People of the State of New York with respect to all operations under this Contract, by the Contractor or by its subcontractors, including omissions and supervisory acts of the State.

(c.) Automobile Liability Insurance issued to and covering the liability of the People of the State of New York with respect to all operations under this Contract, by the Contractor or by its subcontractors, including omissions and supervisory acts of the State.

HH. Minority and Women Owned Business Policy Statement

The New York State Department of Health recognizes the need to take affirmative action to ensure that Minority and Women Owned Business Enterprises are given the opportunity to participate in the performance of the Department of Health's contracting program. This opportunity for full participation in our free enterprise system by traditionally, socially and economically disadvantaged persons is essential to obtain social and economic equality and improve the functioning of the State economy.

It is the intention of the New York State Department of Health to fully execute the mandate of Executive Order-21 and provide Minority and Women Owned Business Enterprises with equal opportunity to bid on contracts awarded by this agency in accordance with the State Finance Law.

To implement this affirmative action policy statement, the Contractor agrees to file with the Department of Health within 10 days notice of award, a staffing plan of the anticipated work force to be utilized on this Contract or, where required, information on the Contractor's total work force, including apprentices, broken down by specified ethnic background, gender, and Federal occupational categories or other appropriate categories specified by the Department. The form of the staffing shall be supplied by the Department, after an award of this Contract, the Contractor agrees to submit to the Department a work force utilization report, in a form and manner required by the Department, of the work force actually utilized on this Contract, broken down by specified ethnic background, gender and Federal occupational categories or other appropriate categories or other appropriate categories specified by the Department.

II. Provisions Related to New York State Information Security Breach and Notification Act

CONTRACTOR shall comply with the provisions of the New York State Information Security Breach and Notification Act (General Business Law Section 899-aa; State Technology Law Section 208). CONTRACTOR shall be liable for the costs associated with such breach if caused by CONTRACTOR'S negligent or willful acts or omissions, or the negligent or willful acts or omissions of CONTRACTOR'S agents, officers, employees or subcontractors.

APPENDIX A
New York State Standard Contract Clauses

2007
APPENDIX A
STANDARD CLAUSES

STANDARD CLAUSES FOR NYS CONTRACTS

APPENDIX A
STANDARD CLAUSES FOR NYS CONTRACTS

The parties to the attached contract, license, lease, amendment or other agreement of any kind (hereinafter, "the contract" or "this contract") agree to be bound by the following clauses which are hereby made a part of the contract (the word "Contractor" herein refers to any party other than the State, whether a contractor, licenser, licensee, lessor, lessee or any other party):

1.EXECUTORY CLAUSE. In accordance with Section 41 of the State Finance Law, the State shall have no liability under this contract to the Contractor or to anyone else beyond funds appropriated and available for this contract.

2. NON-ASSIGNMENT CLAUSE. In accordance with Section 138 of the State Finance Law, this contract may not be assigned by the Contractor or its right, title or interest therein assigned, transferred, conveyed, sublet or otherwise disposed of without the previous consent, in writing, of the State and any attempts to assign the contract without the State's written consent are null and void. The Contractor may, however, assign its right to receive payment without the State's prior written consent unless this contract concerns Certificates of Participation pursuant to Article 5-A of the State Finance Law.

3. COMPTROLLER'S APPROVAL. In accordance with Section 112 of the State Finance Law (or, if this contract is with the State University or City University of New York, Section 355 or Section 6218 of the Education Law), if this contract exceeds $15,000 (or the minimum thresholds agreed to by the Office of the State Comptroller for certain S.U.N.Y. and C.U.N. Y. contracts), or if this is an amendment for any amount to a contract which, as so amended, exceeds said statutory amount, or if, by this contract, the State agrees to give something other than money when the value or reasonably estimated value of such consideration exceeds $10,000, it shall not be valid, effective or binding upon the State until it has been approved by the State Comptroller and filed in his office. Comptroller's approval of contracts let by the Office of General Services is required when such contracts exceed $30,000 (State Finance Law Section 163.6.a).

4.WORKERS' COMPENSATION BENEFITS. In accordance with Section 142 of the State Finance Law, this contract shall be void and of no force and effect unless the Contractor shall provide and maintain coverage during the life of this contract for the benefit of such employees as are required to be covered by the provisions of the Workers' Compensation Law.

5.NON-DISCRIMINATION REQUIREMENTS. To the extent required by Article 15 of the Executive Law (also known as the Human Rights Law) and all other State and Federal statutory and constitutional non-discrimination provisions, the Contractor will not discriminate against any employee or applicant for employment because of race, creed, color, sex, national origin, sexual orientation, age, disability, genetic predisposition or carrier status, or marital status. Furthermore, in accordance with Section 220-e of the Labor Law, if this is a contract for the construction, alteration or repair of any public building or public work or for the manufacture, sale or distribution of materials, equipment or supplies, and to the extent that this contract shall be performed within the State of New York, Contractor agrees that neither it not its subcontractors shall, by reason of race, creed, color, disability, sex, or national origin: (a) discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or (b) discriminate against or intimidate any employee hired for the performance of work under this contract. If this is a building service contract as defined in Section 230 of the Labor Law, then, in accordance with Section 239 thereof, Contractor agrees that neither it nor its subcontractors shall by reason of race, creed, color, national origin, age, sex or disability: (a) discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or (b) discriminate   against   or  intimidate   any   employee   hired   for  the performance of work under this contract. Contractor is subject to fines of $50.00 per person per day for any violation of Section 220-e or Section 239 as well as possible termination of this contract and forfeiture of all moneys due hereunder for a second or subsequent violation.

6.WAGE AND HOURS PROVISIONS. If this is a public work contract covered by Article 8 of the Labor Law or a building service contract covered by Article 9 thereof, neither Contractor's employees nor the employees of its subcontractors may be required or permitted to work more than the number of hours or days stated in said statutes, except as otherwise provided in the Labor Law and as set forth in prevailing wage and supplement schedules issued by the State Labor Department. Furthermore, Contractor and its subcontractors must pay at least the prevailing wage rate and pay or provide the prevailing supplements, including the premium rates for overtime pay, as determined by the State Labor Department in accordance with the Labor Law.

7. NON-COLLUSIVE BIDDING CERTIFICATION. In accordance with Section 139-d of the State Finance Law, if this contract was awarded based upon the submission of bids, Contractor warrants, under penalty of perjury, that its bid was arrived at independently and without collusion aimed at restricting competition. Contractor further warrants that, at the time Contractor submitted its bid, an authorized and responsible person executed and delivered to the State a non-collusive bidding certification on Contractor's behalf.

8. INTERNATIONAL BOYCOTT PROHIBITION. In accordance with Section 220-f of the Labor Law and Section 139-h of the State Finance Law, if this contract exceeds $5,000, the Contractor agrees, as a material condition of the contract, that neither the Contractor nor any substantially owned or affiliated person, firm, partnership or corporation has participated, is participating, or shall participate in an international boycott in violation of the federal Export Administration Act of 1979 (50 USC App. Sections 2401 et seq.) or regulations thereunder. If such Contractor, or any of the aforesaid affiliates of Contractor, is convicted or is otherwise found to have violated said laws or regulations upon the final determination of the United States Commerce Department or any other appropriate agency of the United States subsequent to the contract's execution, such contract, amendment or modification thereto shall be rendered forfeit and void. The Contractor shall so notify the State Comptroller within five (5) business days of such conviction, determination or disposition of appeal (2NYCRR 105.4).

9. SET-OFF RIGHTS. The State shall have all of its common law, equitable and statutory rights of set-off. These rights shall include, but not be limited to, the State's option to withhold for the purposes of setoff any moneys due to the Contractor under this contract up to any amounts due and owing to the State with regard to this contract, any other contract with any State department or agency, including any contract for a term commencing prior to the term of this contract, plus any amounts due and owing to the State for any other reason including, without limitation, tax delinquencies, fee delinquencies or monetary penalties relative thereto. The State shall exercise its set-off rights in accordance with normal State practices including, in cases of set-off pursuant to an audit, the finalization of such audit by the State agency, its representatives, or the State Comptroller.

10.RECORDS. The Contractor shall establish and maintain complete and accurate books, records, documents, accounts and other evidence directly pertinent to performance under this contract (hereinafter, collectively, "the Records"). The Records must be kept for the balance of the calendar year in which they were made and for six (6) additional years thereafter. The State Comptroller, the Attorney General and any other person or entity authorized to conduct an examination, as well as the agency or agencies involved in this contract, shall have access to the Records during normal business hours at an office of the Contractor

May, 2003

STANDARD CLAUSES FOR NYS CONTRACTS

APPENDIX A

within the State of New York or, if no such office is available, at a mutually agreeable and reasonable venue within the State, for the term specified above for the purposes of inspection, auditing and copying. The State shall take reasonable steps to protect from public disclosure any of the Records which are exempt from disclosure under Section 87 of the Public Officers Law (the "Statute") provided that: (i) the Contractor shall timely inform an appropriate State official, in writing, that said records should not be disclosed; and (ii) said records shall be sufficiently identified; and (iii) designation of said records as exempt under the Statute is reasonable. Nothing contained herein shall diminish, or in any way adversely affect, the State's right to discovery in any pending or future litigation.

11. IDENTIFYING INFORMATION AND PRIVACY NOTIFICATION, (a) FEDERAL EMPLOYER IDENTIFICATION NUMBER and/or FEDERAL SOCIAL SECURITY NUMBER. All invoices or New York State standard vouchers submitted for payment for the sale of goods or services or the lease of real or personal property to a New York State agency must include the payee's identification number, i.e., the seller's or lessor's identification number. The number is either the payee's Federal employer identification number or Federal social security number, or both such numbers when the payee has both such numbers. Failure to include this number or numbers may delay payment. Where the payee does not have such number or numbers, the payee, on its invoice or New York State standard voucher, must give the reason or reasons why the payee does not have such number or numbers.

(b) PRIVACY NOTIFICATION. (1) The authority to request the above personal information from a seller of goods or services or a lessor of real or personal property, and the authority to maintain such information, is found in Section 5 of the State Tax Law. Disclosure of this information by the seller or lessor to the State is mandatory. The principal purpose for which the information is collected is to enable the State to identify individuals, businesses and others who have been delinquent in filing tax returns or may have understated their tax liabilities and to generally identify persons affected by the taxes administered by the Commissioner of Taxation and Finance. The information will be used for tax administration purposes and for any other purpose authorized by law.

(2) The personal information is requested by the purchasing unit of the agency contracting to purchase the goods or services or lease the real or personal property covered by this contract or lease. The information is maintained in New York State's Central Accounting System by the Director of Accounting Operations, Office of the State Comptroller, AESOB, Albany, New York 12236.

12. EQUAL EMPLOYMENT OPPORTUNITIES FOR MINORITIES AND WOMEN. In accordance with Section 312 of the Executive Law, if this contract is: (i) a written agreement or purchase order instrument, providing for a total expenditure in excess of $25,000.00, whereby a contracting agency is committed to expend or does expend funds in return for labor, services, supplies, equipment, materials or any combination of the foregoing, to be performed for, or rendered or furnished to the contracting agency; or (ii) a written agreement in excess of $100,000.00 whereby a contracting agency is committed to expend or does expend funds for the acquisition, construction, demolition, replacement, major repair or renovation of real property and improvements thereon; or (iii) a written agreement in excess of $100,000.00 whereby the owner of a State assisted housing project is committed to expend or does expend funds for the acquisition, construction, demolition, replacement, major repair or renovation of real property and improvements thereon for such project, then:

(a) The Contractor will not discriminate against employees or applicants for employment because of race, creed, color, national origin, sex, age, disability or marital status, and will undertake or continue existing programs of affirmative action to ensure that minority group members and women are afforded equal employment opportunities without discrimination.    Affirmative action shall mean recruitment, employment, job assignment, promotion, upgradings, demotion, transfer, layoff, or termination and rates of pay or other forms of compensation;

(b) at the request of the contracting agency, the Contractor shall request each employment agency, labor union, or authorized representative of workers with which it has a collective bargaining or other agreement or understanding, to furnish a written statement that such employment agency, labor union or representative will not discriminate on the basis of race, creed, color, national origin, sex, age, disability or marital status and that such union or representative will affirmatively cooperate in the implementation of the contractor's obligations herein; and

(c) the Contractor shall state, in all solicitations or advertisements for employees, that, in the performance of the State contract, all qualified applicants will be afforded equal employment opportunities without discrimination because of race, creed, color, national origin, sex, age, disability or marital status.

Contractor will include the provisions of "a", "b", and "c" above, in every subcontract over $25,000.00 for the construction, demolition, replacement, major repair, renovation, planning or design of real property and improvements thereon (the "Work") except where the Work is for the beneficial use of the Contractor. Section 312 does not apply to: (i) work, goods or services unrelated to this contract; or (ii) employment outside New York State; or (iii) banking services, insurance policies or the sale of securities. The State shall consider compliance by a contractor or subcontractor with the requirements of any federal law concerning equal employment opportunity which effectuates the purpose of this section. The contracting agency shall determine whether the imposition of the requirements of the provisions hereof duplicate or conflict with any such federal law and if such duplication or conflict exists, the contracting agency shall waive the applicability of Section 312 to the extent of such duplication or conflict. Contractor will comply with all duly promulgated and lawful rules and regulations of the Governor's Office of Minority and Women's Business Development pertaining hereto.

13.  CONFLICTING TERMS. In the event of a conflict between the terms of the contract (including any and all attachments thereto and amendments thereof) and the terms of this Appendix A, the terms of this Appendix A shall control.

14. GOVERNING LAW. This contract shall be governed by the laws of the State of New York except where the Federal supremacy clause requires otherwise.

15.  LATE PAYMENT. Timeliness of payment and any interest to be paid to Contractor for late payment shall be governed by Article 11-A of the State Finance Law to the extent required by law.

16.  NO ARBITRATION. Disputes involving this contract, including the breach or alleged breach thereof, may not be submitted to binding arbitration (except where statutorily authorized), but must, instead, be heard in a court of competent jurisdiction of the State of New York.

17.  SERVICE OF PROCESS. In addition to the methods of service allowed by the State Civil Practice Law & Rules ("CPLR"), Contractor hereby consents to service of process upon it by registered or certified mail, return receipt requested. Service hereunder shall be complete upon Contractor's actual receipt of process or upon the State's receipt of the return thereof by the United States Postal Service as refused or undeliverable. Contractor must promptly notify the State, in writing, of each and every change of address to which service of process can be made. Service by the State to the last known address shall be sufficient. Contractor will have thirty (30) calendar days after service hereunder is complete in which to respond.

May, 2003

STANDARD CLAUSES FOR NYS CONTRACTS

APPENDIX A

18. PROHIBITION ON PURCHASE OF TROPICAL HARDWOODS. The Contractor certifies and warrants that all wood products to be used under this contract award will be in accordance with, but not limited to, the specifications and provisions of State Finance Law §165. (Use of Tropical Hardwoods) which prohibits purchase and use of tropical hardwoods, unless specifically exempted, by the State or any governmental agency or political subdivision or public benefit corporation. Qualification for an exemption under this law will be the responsibility of the contractor to establish to meet with the approval of the State.

In addition, when any portion of this contract involving the use of woods, whether supply or installation, is to be performed by any subcontractor, the prime Contractor will indicate and certify in the submitted bid proposal that the subcontractor has been informed and is in compliance with specifications and provisions regarding use of tropical hardwoods as detailed in §165 State Finance Law. Any such use must meet with the approval of the State; otherwise, the bid may not be considered responsive. Under bidder certifications, proof of qualification for exemption will be the responsibility of the Contractor to meet with the approval of the State.

19.  MACBRIDE   FAIR   EMPLOYMENT   PRINCIPLES.      In accordance with the MacBride Fair Employment Principles (Chapter 807 of the Laws of 1992), the Contractor hereby stipulates that the Contractor either (a) has no business operations in Northern Ireland, or (b) shall take lawful steps in good faith to conduct any business operations in Northern Ireland in accordance with the MacBride Fair Employment Principles (as described in Section 165 of the New York State Finance Law), and shall permit independent monitoring of compliance with such principles.

20.  OMNIBUS PROCUREMENT ACT OF 1992. It is the policy of New York State to maximize opportunities for the participation of New York State business enterprises, including minority and women-owned business enterprises as bidders, subcontractors and suppliers on its procurement contracts.

Information on the availability of New York State subcontractors and suppliers is available from:

NYS Department of Economic Development Division for Small Business 30 South Pearl St--7lh Floor Albany, New York 12245 Telephone: 518-292-5220

A directory of certified minority and women-owned business enterprises is available from:

NYS Department of Economic Development
Division of Minority and Women's Business Development
30 South Pearl St - 2nd Floor
Albany, New York 12245
http://www.empire.state.ny.us

The Omnibus Procurement Act of 1992 requires that by signing this bid proposal or contract, as applicable, Contractors certify that whenever the total bid amount is greater than $1 million:

(a) The Contractor has made reasonable efforts to encourage the participation of New York State Business Enterprises as suppliers and subcontractors, including certified minority and women-owned business enterprises, on this project, and has retained the documentation of these efforts to be provided upon request to the State;

(b) The Contractor has complied with the Federal Equal Opportunity Act of 1972 (P.L. 92-261), as amended;

(c) The Contractor agrees to make reasonable efforts to provide notification to New York State residents of employment opportunities on this project through listing any such positions with the Job Service Division of the New York State Department of Labor, or providing such notification in such manner as is consistent with existing collective bargaining contracts or agreements. The Contractor agrees to document these efforts and to provide said documentation to the State upon request; and

(d) The Contractor acknowledges notice that the State may seek to obtain offset credits from foreign countries as a result of this contract and agrees to cooperate with the State in these efforts.

21.  RECIPROCITY AND SANCTIONS PROVISIONS. Bidders are hereby notified that if their principal place of business is located in a country, nation, province, state or political subdivision that penalizes New York State vendors, and if the goods or services they offer will be substantially produced or performed outside New York State, the Omnibus Procurement Act 1994 and 2000 amendments (Chapter 684 and Chapter 383, respectively) require that they be denied contracts which they would otherwise obtain. NOTE: As of May 15, 2002, the list of discriminatory jurisdictions subject to this provision includes the states of South Carolina, Alaska, West Virginia, Wyoming, Louisiana and Hawaii. Contact NYS Department of Economic Development for a current list of jurisdictions subject to this provision.

22.  PURCHASES OF APPAREL. In accordance with State Finance Law 162 (4-a), the State shall not purchase any apparel from any vendor unable or unwilling to certify that: (i) such apparel was manufactured in compliance with all applicable labor and occupational safety laws, including, but not limited to, child labor laws, wage and hours laws and workplace safety laws, and (ii) vendor will supply, with its bid (or, if not a bid situation, prior to or at the time of signing a contract with the State), if known, the names and addresses of each subcontractor and a list of all manufacturing plants to be utilized by the bidder.

May, 2003

APPENDIX B RESERVED

APPENDIX C

CERTIFICATION REGARDING LOBBYING

The undersigned certified, to the best of his or her knowledge, that:

1.
No Federal appropriated funds have been paid or will be paid to any person by or on behalf of the Contractor for the purpose of influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of a Member of Congress in connection with the awarding of any Federal loan, the entering into any cooperative agreement, or the extension, continuation, renewal, amendment, or modification of any Federal contract, grant, loan or cooperative.

2.
If any funds other than Federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, in connection with the award of any Federal contract, the entering into of any cooperative agreement, or the extension, continuation, renewal, amendment, or modification of any Federal contract, grant, loan or cooperative agreement, and the Agreement exceeds $100,000, the Contractor shall complete and submit Standard Form-LLL, "Disclosure Form to Report Lobbying," in accordance with its instructions.

3.
The Contractor shall include the provisions of this section in all provider Agreements under this Agreement and require all Participating Providers whose provider agreements exceed $100,000 to certify and disclose accordingly to the Contractor.

This certification is a material representation of fact upon which reliance was placed when this transaction was made or entered into. Submission of this certification is a prerequisite for making or entering into this transaction imposed pursuant to U.S.C. 1352 The failure to file the required certification shall subject the violator to a civil penalty of not less than $10,000 and no more than $100,000 for each such failure.

Date: 5/31/2007	/s/ Todd S. Farha Signature
Name (Printed): Todd S. Farha	Title: President & CEO
Organization: WellCare of New York, Inc.

APPENDIX D

Standard Form LLL Disclosure of Lobbying Activities

Disclosure of Lobbying Activities Complete this form to disclose lobbying activities pursuant to 31 U.S.C. 1352 (See reverse for public burden disclosure)
1. Type of Federal Action: a. contract ___b. grant c. cooperative agreement d. loan e. loan guarantee f. loan insurance	2. Status of Federal Action: a. bid/offer/application b. initial award c. post-award	3. Report Type: a. initial filing ______b, material change For material change only: Year ____ quarter _______ Date of last report _______
4. Name and Address of Reporting Entity: _______Prime _____ Subawardee Tier __________, if Known: Congressional District, if known:	5. If reporting Entity in No.4 is Subawardee, Enter Name and Address of Prime Congressional District, if known:
6. Federal Department / Agency:	7. Federal Program Name/ Description: CFDA Number, if applicable:________________
8. Federal Action Number, if known	9. Award Amount, if known
10. a. Name and Address of Lobbying Registrant	b. Individuals Performing Services (including address if different from No. 10a) (last name, first name, MI)
11. Information requested through this form is authorized by title 31 U.S.C. section 1352. This disclosure of lobbying activities is a material representation of fact upon which reliance was placed by the tier above when this transaction was made or entered into. This disclosure is required pursuant to 31 U.S.C. 1352. This information will be reported to the Congress semi-annually and will be available for public inspection. Any person who fails to file the required disclosure shall be subject to a civil penalty of not less than SI0,000 and not more than $100,000 for each such failure.

Signature:________________________________

Print Name: _____________________________

Title: __________________________________

Telephone No.:___________________________

Date:__________________________________

Authorized for Local Reproduction Standard Form - LLL (Rev. 7-97)

INSTRUCTIONS FOR COMPLETION OF SF-LLL, DISCLOSURE OF LOBBYING ACTIVITIES

This disclosure form shall be completed by the reporting entity, whether subawardee or prime Federal recipient, at the initiation or receipt of a covered Federal action, or a material change to a previous filing, pursuant to title 31 U.S.C. section 1352. The filing of a form is required for each payment or agreement to make payment to any lobbying entity for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with a covered Federal action. Complete all items that apply for both the initial filing and material change report. Refer to the implementing guidance published by the Office of Management and Budget for additional information.

1.	Identify the type of covered Federal action for which lobbying activity is and/or has been secured to influence the outcome of a covered Federal action.
2.	Identify the status of the covered Federal action.
3.
Identify the appropriate classification of this report. If this is a followup report caused by a material change to the information previously reported, enter the year and quarter in which the change occurred. Enter the date of the last previously submitted report by this reporting entity for this covered Federal action.

4.
Enter the full name, address, city, State and zip code of the reporting entity. Include Congressional District, if known. Check the appropriate classification of the reporting entity that designates if it is, or expects to be, a prime or subaward recipient. Identify the tier of the subawardee, e.g., the first subawardee of the prime is the 1st tier. Subawards include but are not limited to subcontracts, subgrants and contract awards under grants.

5.
If the organization filing the report in item 4 checks "Subawardee," then enter the full name, address, city, State and zip code of the prime Federal recipient. Include Congressional District, if known.

6.
Enter the name of the federal agency making the award or loan commitment. Include at least one organizational level below agency name, if known. For example, Department of Transportation, United States Coast Guard.

7.
Enter the Federal program name or description for the covered Federal action (item 1). If known, enter the full Catalog of Federal Domestic Assistance (CFDA) number for grants, cooperative agreements, loans, and loan commitments.

8.	Enter the most appropriate Federal identifying number available for the Federal action identified in item 1 (e.g., Request for Proposal (RFP) number; Invitations for Bid (IFB) number; grant announcement number; the contract, grant, or loan award number; the application/proposal control number assigned by the Federal agency). Included prefixes, e.g., "RFP-DE-90-001."
9.	For a covered Federal action where there has been an award or loan commitment by the Federal agency, enter the Federal amount of the award/loan commitment for the prime entity identified in item 4 or 5.
10.	(a) Enter the full name, address, city, State and zip code of the lobbying registrant under the Lobbying Disclosure Act of 1995 engaged by the reporting entity identified in item 4 to influence the covered Federal action.
(b) Enter the full names of the individual(s) performing services, and include full address if different from 10(a). Enter Last Name, First Name, and Middle Initial (MI).

11.	The certifying official shall sign and date the form, print his/her name, title, and telephone number.

According to the Paperwork Reduction Act, as amended, no persons are required to respond to a collection of information unless it displays a valid OMB control Number. The valid OMB control number for this information collection is OMB No. 0348-0046. Public reporting burden for this collection of information is estimated to average 10 minutes per response, including time for reviewing instructions, searching existing data sources, gathering and maintaining the data needed, and completing and reviewing the collection of information. Send comments regarding the burden estimate or any other aspect of this collection of information, including suggestions for reducing this burden, to the Office of Management and Budget, Paperwork Reduction Project (0348-0046), Washington, DC 20503

APPENDIX E-l

Requirements for Proof of Workers' Compensation Coverage

Unless the Contractor is a political sub-division of New York State, the Contractor shall provide proof, completed by the Contractor's insurance carrier and/or the Workers' Compensation Board, of coverage for:

1.	Workers' Compensation, for which one of the following is incorporated into this Agreement herein as an attachment to this Appendix:

a)
Certificate of Workers' Compensation Insurance, on the Workers' Compensation Board form C-105.2 (naming the NYS Department of Health, Corning Tower, Rm. 1325, Albany, 12237-0016), or Certificate of Workers' Compensation Insurance, on the State Insurance Fund form U-26.3 (naming the NYS Department of Health, Corning Tower, Rm. 1325, Albany, 12237-0016); or

b)	Certificate of Workers Compensation Self-Insurance, form SI-12, or Certificate of Group Workers' Compensation Self-Insurance, form GSI-105.2; or

c)
Affidavit for New York Entities And Any Out Of State Entities With No Employees, That New York State Workers' Compensation And/Or Disability Benefits Coverage Is Not Required, form WC/DB-100, completed for Workers' Compensation; or Affidavit That An OUT-OF-STATE OR FOREIGN EMPLOYER Working In New York State Does Not Require Specific New York State Workers' Compensation And/Or Disability Benefits Insurance Coverage, form WC/DB-101, completed for Workers' Compensation; [Affidavits must be notarized and stamped as received by the NYS Workers' Compensation Board].

NOTE: ACORD forms are NOT acceptable proof of coverage.

APPENDIX E-2

Requirement for Proof of Disability Insurance Coverage

Disability Benefits Coverage, for which one of the following is incorporated into this Agreement herein as an attachment to this Appendix:

a)	Certificate of Disability Benefits Insurance, form DB-120.1; or Certificate/Cancellation of Insurance, form DB-820/829; or
b)	Certificate of Disability Benefits Self-Insurance, form DB-155; or
c)
Affidavit for New York Entities And Any Out Of State Entities With No Employees, That New York State Workers' Compensation And/Or Disability Benefits Coverage Is Not Required, form WC/DB-100, completed for Disability Benefits; or Affidavit That An OUT-OF-STATE OR FOREIGN EMPLOYER Working In New York State Does Not Require Specific New York State Workers' Compensation And/Or Disability Benefits Insurance Coverage, form WC/DB-101, completed for Disability Benefits; [Affidavits must be notarized and stamped as received by the NYS Workers' Compensation Board].

NOTE: ACORD forms are NOT acceptable proof of coverage.

APPENDIX F

SERVICE AREA AND AGES OF POPULATION TO BE SERVED

The service area of the Contractor is comprised of the following counties:

Bronx
Kings
New York
Queens

The Contractor will serve the following age group(s):
ages 18 and older
ages 55 and older
ages 65 and older:  X

APPENDIX G

Managed Long-Term Care Covered/Non-Covered Services

Services, When Provided, Would Be Covered by the Capitation 1 2	Non-Covered Services;Excluded From The Capitation; Can Be Billed Fee-For-Service
Services Provided as Medically Necessary:
Care Management	Inpatient Hospital Services
Nursing Home Care	Outpatient Hospital Services
Home Care a. Nursing b. Home Health Aide c. Physical Therapy (PT) d. Occupational Therapy (OT) e. Speech Pathology (SP) f. Medical Social Services	Physician Services including services provided in an office setting, a clinic, a facility, or in the home.[3]
Adult Day Health Care	Laboratory Services
Personal Care	Radiology and Radioisotope Services
DME, including MedicaV/Surgical Supplies, Enteral and Parenteral Formula, and Hearing Aid Batteries, Prosthetics, Orthotics and Othopedic Footwear	Emergency Transportation
Personal Emergency Response System	Rural Health Clinic Services
Non-emergent Transportation	Chronic Renal Dialysis
Podiatry	Mental Health Services
Dentistry	Alcohol and Substance Abuse Services
Optometry/Eyeglasses	OMRDD Services
PT, OT, SP or other therapies provided in a setting other than a home	Family Planning Services
Audiology/Hearing Aids	Prescription and Non-Prescription Drugs, Compounded Prescriptions
Respiratory Therapy
Nutrition
Private Duty Nursing
Assisted Living Program[4]	All other services listed in the Title XLX State Plan
Services Provided Through Care Management:
Home Delivered or Congregate Meals
Social Day Care
Social and Environmental Supports
1 The capitation payment includes applicable Medicare coinsurance and deductibles and any services not reimbursed by Medicare.
2 Any of the services listed in this column, when provided in a diagnostic and treatment center, would be included in and covered by the capitation payment.
3Includes nurse practitioners and physician assistants acting as "physician extenders".
4Service may be a substitute for other services in the plan of care and paid through the capitation.

(Note: Refer to Appendix J, "Definitions" for definitions and scope of services identified in Appendix G.)

Appendix H

WellGare of New York, Inc.
Managed Long Term Care
Schedule of Capitation Rates
Effective Date: 2007

Age Group	Monthly Capitation Amount (PMPM)
65+	$3,462.37

APPENDIX I

Reserved

APPENDIX J

DEFINITIONS

Terms used in this Contract, which are not otherwise defined, shall have the meanings set forth below.

Definitions of covered services are intended to provide general information about the level of care available through the Medical Assistance Program. The full description and scope of services specified herein are established by the Medical Assistance Program as set forth in the applicable eMedNY Provider Manual. Managed care organizations may not define covered services more restrictively than the Medicaid Program. Contractors are expected to provide services for individual Enrollees as described in each Enrollee's plan of care. Services may be provided either directly or through a sub-contract.

Abusive, as it relates to cause for involuntary disenrollment, means subjecting program staff to physical abuse or criminal activity which exposes staff to imminent danger or verbal threats which create in staff a reasonable concern for physical safety.

Action is a denial or a limited authorization of a requested service or a reduction, suspension, or termination of a previously authorized service; denial, in whole or in part, of payment for a service; failure to provide services in a timely manner; determination that a requested service is not a covered benefit (does not include requests for services that are paid for fee-for-service outside the plan); or failure to make a grievance or grievance appeal determination within required timeframes.

Alcohol and substance abuse services includes both inpatient and outpatient care. Inpatient services include but are not limited to: assessment, management of detoxification and withdrawal conditions, group, individual or family counseling, alcohol and substance abuse education, treatment planning, preventive counseling, discharge planning, and services to significant others provided in-home, office or the community. The following care is also provided: outpatient alcoholism rehabilitation services through programs certified by the Office of Alcohol and Substance Abuse Services (OASAS) under 14 NYCRR Part 380.3 or 380.8; medically supervised ambulatory substance abuse treatment in 1035 facilities certified by OASAS under 14 NYCRR Part 1035; and Methadone Maintenance Treatment Program (MMTP) through facilities which provide MMTP as their principle mission and are certified by OASAS under 14 NYCRR Part 1040.

Adult day health care is care and services provided in a residential health care facility or approved extension site under the medical direction of a physician to a person who is functionally impaired, not homebound, and who requires certain preventive, diagnostic, therapeutic, rehabilitative or palliative items or services. Adult day health care includes the following services: medical, nursing, food and nutrition, social services, rehabilitation therapy, leisure time activities which are a planned program of diverse meaningful activities, dental pharmaceutical, and other ancillary services.

Appeal - a request for a review of an action taken by the Contractor.

Applicant: An applicant is an individual who has expressed a desire to pursue enrollment in a managed long-term care plan.

Audiology/hearing aids: Audiology services include audiometric examination or testing, hearing aid evaluation, conformity evaluation and hearing aid prescription or recommendations if indicated. Hearing aid services include selecting, fitting and dispensing of hearing aids, hearing aid checks following dispensing and hearing aid repairs. Products include hearing aids, earmolds, batteries, special fittings and replacement parts.

Benefit package shall mean those medical and health-related services identified in Appendix G which Enrollees are entitled to receive pursuant to Article V. A. They are also known as the Benefit Package services or Covered Services.

CMS means the U.S. Centers for Medicare and Medicaid Services, formerly known as HCFA.

Care plan (or plan of care) is a written description in the care management record of member-specific health care goals to be achieved and the amount, duration and scope of the covered services to be provided to an Enrollee in order to achieve such goals. The care plan is based on assessment of the member's health care needs and developed in consultation with the member and his/her informal supports. Effectiveness of the care plan is monitored through reassessment and a determination as to whether the health care goals are being met. Non-covered services which interrelate with the covered services identified on the care plan and services of informal supports necessary to support the health care goals and effectiveness of the covered services should be clearly identified on the care plan or elsewhere in the care management record.

Care management is a process that assists Enrollees to access necessary covered services as identified in the care plan. It also provides referral and coordination of other services in support of the care plan. Care management services will assist Enrollees to obtain needed medical, social, educational, psychosocial, financial and other services in support of the care plan irrespective of whether the needed services are covered under the capitation payment of this Agreement.

Contract period is the term of the contract plus any extensions.

Covered services shall mean those medical and health-related services identified in Appendix G which Enrollees are entitled to receive pursuant to Article V. A. They are also known as the Benefit Package or Benefit Package services.

Chronic renal dialysis includes services provided by a renal dialysis center.

DHHS: The Department of Health and Human Services of the United States.

Dentistry includes but shall not be limited to preventive, prophylactic and other dental care, services and supplies, routine exams, prophylaxis, oral surgery, and dental prosthetic and orthotic appliances required to alleviate a serious health condition including one which affects employability.

Durable Medical Equipment (DME), includes medical/surgical supplies, prosthetics and orthotics, and orthopedic footwear, enteral and parenteral formula and hearing aid batteries. Durable medical equipment are devices and equipment, other than prosthetic or orthotic appliances and devices, which have been ordered by a practitioner in the treatment of a specific medical condition and which have the following characteristics:

■  can withstand repeated use for a protracted period of time,
■ are primarily and customarily used for medical purposes,
■ are generally not useful in the absence of an illness or injury; and
■ are not usually fitted, designed or fashioned for a particular individual's use.
Where equipment is intended for use by only one patient, it may be either custom-made or customized.

Medical/surgical supplies are items for medical use other than drugs, prosthetic or orthotic appliances and devices, durable medical equipment or orthopedic footwear which treat a specific medical condition and which are usually consumable, non-reusable, disposable, for a specific purpose and generally have no salvageable value.

Prosthetic appliances and devices are appliances and devices, which replace any missing part of the body.

Orthotic appliances and devices are appliances and devices used to support a weak or deformed body member or to restrict or eliminate motion in a diseased or injured part of the body.

Orthopedic footwear are shoes, shoe modifications or shoe additions which are used to correct, accommodate or prevent a physical deformity or range of motion malfunction in a diseased or injured part of the ankle or foot; to support a weak or deformed structure of the ankle or foot or to form an integral part of a brace.

Emergency condition means a medical or behavioral condition, the onset of which is sudden, that manifests itself by symptoms of sufficient severity, including severe pain, that a prudent layperson, possessing an average knowledge of medicine and health, could reasonable expect the absence of immediate medical attention to result in: (a) placing the health of the person affected with such condition in serious jeopardy, or in the case of a behavioral condition placing the health of such person or others in serious jeopardy; (b) serious impairment to such person's bodily functions; (c) serious dysfunction of any bodily organ or part of such person; or (d) serious disfigurement of such person.

Emergency transportation is transportation by ambulance as a result of an emergency condition.r

Enrollee shall mean a person enrolled in the plan who is entitled to covered services in accordance with the provisions of this Agreement from the effective date of his/her enrollment until the effective date of his/her disenrollment.

Enrollee agreement shall mean the written agreement provided to Enrollees, which agreement is to be signed by Enrollees and by the Contractor.

Grievance - An expression of dissatisfaction by the member or provider on member's behalf about care and treatment that does not amount to a change in scope, amount or duration of service. A grievance can be verbal or in writing. Plans cannot require that members put grievances in writing. Plans must designate one or more qualified personnel who were not involved in any previous level of review or decision-making to review the grievance, and if the grievance pertains to clinical matters, the personnel must include licensed, certified or registered health care professionals.

HCFA shall mean the Health Care Financing Administration of DHSS, now known as the Centers for Medicare and Medicaid Services.

Home care includes the following services which are of a preventive, therapeutic rehabilitative, health guidance and/or supportive nature: nursing services, home health aide services, nutritional services, social work services, physical therapy, occupational therapy and speech/language pathology.

Home health aide means a person who carries out health care tasks under the supervision of a registered nurse or licensed therapist and who may also provide assistance with personal hygiene, housekeeping and other related supportive tasks to an Enrollee with health care needs in his home. Qualifications of home health aides are defined in Section 700.2(b)(9), Title 10 NYCRR.

Hospice is a coordinated program of home and inpatient care that provides non-curative medical and support services for persons certified by a physician to be terminally-ill with a life expectancy of six (6) month or less. Hospice programs provide patients and families with palliative and supportive care to meet the special needs arising out of physical, psychological, spiritual, social and economic stresses which are experienced during the final stages of illness and during dying and bereavement.

Hospices are organizations that must be certified under Article 40 of NYS Public Health Law. All services must be provided by qualified employees and volunteers of the hospice or by qualified staff through contractual arrangement to the extent permitted by federal and state requirements. All services must be provided according to a written plan of care that reflects the changing needs of the patient/family.

HPN shall mean the Health Provider Network, an internet based communications infrastructure of the New York State Department of Health designed to allow the secure and efficient exchange of reporting, surveillance, statistical, and general information with its public health and health provider partners.t

Inpatient hospital services are those items and services, provided under the direction of a physician, physician's assistant, nurse practitioner, or dentist, ordinarily furnished by the hospital for the care and treatment of inpatients. Inpatients hospital services include care, treatment, maintenance and nursing services as may be required on an inpatient hospital basis. Among other services, inpatient hospital service encompass a full range of necessary diagnostic and therapeutic care including medical, surgical, nursing, radiological and rehabilitative services.

LDSS shall mean Local Department of Social Services or the Human Resources Administration of the City of New York.

Laboratory services include medically necessary tests and procedures ordered by a qualified medical professional and listed in the Medicaid fee schedule for laboratory services. Physicians providing laboratory testing may perform specific laboratory testing procedures identified in the Physician's eMedNY Provider Manual.

Meals: Home-delivered and congregate meals provided in accordance with each individual Enrollee's plan of care.

Medically necessary shall mean necessary to prevent, diagnose, correct or cure conditions in the Enrollee that cause acute suffering, endanger life, result in illness or infirmity, interfere with such Enrollee's capacity for normal activity, or threaten some significant handicap.

Medical social services means assessing the need for, arranging for and providing aid for social problems related to the maintenance of a patient in the home where such services are performed by a qualified social worker and provided within a plan of care. These services must be provided by a qualified social worker as defined in Section 700.2(b)(24) 10NYCRR.

Mental health services include both inpatient and outpatient care. Inpatient services include medically necessary voluntary and involuntary admission to State psychiatric centers, Article 31 inpatient psychiatric hospitals and Article 28 hospitals. Outpatient service include but are not limited to: assessment (stabilization), treatment planning, discharge planning, verbal therapies, medication therapy and education, symptom management, case management services, crisis intervention (and outreach services), chlozapine monitoring and collateral services as certified by OMH, rehabilitation services in OMH licensed community residences and family based treatment programs certified under 14 NYCRR Part 586.3. Mental health service include: intensive psychiatric rehabilitation treatment programs under 14 NYCRR, Part 587; day treatment services certified by OMH under 14 NYCRR, Part 587; continuing day treatment services certified by OMH under 14 NYCRR, Part 587; intensive case management for seriously and persistently mentally ill individuals; and partial hospitalization services certified by OMH under 14 NYCRR, Part 587. Fee-for-service Medicaid does not cover inpatient mental health services in an Institution for Mental Disease (IMD) for individuals age 21 through 64.

NAMI shall mean the amount of net available monthly income determined by the Department that a nursing home resident must pay monthly to the nursing home in accordance with the requirements of the medical assistance program.

Nurse practitioner services mean services provided under a practice agreement and practice protocol with a collaborating physician (agreement and protocol available to the Department during Medicaid audits) which meet the definitions for nurse practitioner services in the eMedNY Provider Manual, generally services considered to be primary care.

Nursing services include intermittent, part-time and continuous nursing services provided in accordance with an ordering physician's treatment plan as outlined in the physician's recommendation. Nursing services must be provided by RNs and LPNs in accordance with the Nurse Practice Act. Nursing services include care rendered directly to the individual and instructions to his family or caretaker in the procedures necessary for the patient's treatment or maintenance.

Nursing home care is care provided to Enrollees by a licensed facility as specified in Chapter V, 10 NYCRR.

Nutrition means the assessment of nutritional needs and food patterns, or the planning for the provision of foods and drink appropriate for the individual's physical and medical needs and environmental conditions, or the provision of nutrition education and counseling to meet normal and therapeutic needs. In addition, these services may include the assessment of nutritional status' and food preferences, planning for provision of appropriate dietary intake within the patient's home environment and cultural considerations, nutritional education regarding therapeutic diets as part of the treatment milieu, development of a nutritional treatment plan, regular evaluation and revision of nutritional plans, provision of in-service education to health agency staff as well as consultation on a specific dietary problems of patients and nutrition teaching to patients and families. These services must be provided by a qualified nutritionist as defined in Section 700.2(b)(5), 10 NYCRR.

Occupational therapy: Rehabilitation services provided by a licensed and registered occupational therapist for the purpose of maximum reduction of physical or mental disability and restoration of the Enrollee to his or her best function level.

OMRDD (Office of Mental Retardation and Developmental Disabilities) services include: long term therapy services provided by Article 16 clinic treatment facilities, certified by OMRDD under 14 NYCRR, Part 679 or provided by Article 28 D&TCs explicitly certified by SDOH as serving primarily persons with developmental disabilities: day treatment services provided in an ICF or comparable facility and certified by OMRDD under 14 NYCRR, Part 690; Comprehensive Medicaid Case Management services; and home and community based waiver program services for the developmentally disabled.

Optometry includes the services of an optometrist and an ophthalmic dispenser, and includes eyeglasses; medical necessary contact lenses and polycarbonate lenses, artificial eyes (stock or custom made) low vision aids. The optometrist may perform an eye exam to detect visual defects and eye disease as necessary or as required by the EnroUee's condition. Examinations which include refraction are limited to every two years unless otherwise justified as medically necessary.

An ophthalmic dispenser fills the prescription of an optometrist or ophthalmologist and supplies eyeglasses or other vision aids upon the order of qualified practitioner. Coverage includes the replacement of lost or destroyed eyeglasses. The replacement of a complete pair of eyeglasses should duplicate the original prescription and frames. Coverage also includes the repair or replacement of parts in situations where the damage is the result of causes other than defective workmanship. Replacement parts should duplicate the original prescription and frames. Repairs to and replacement of frames and/or lenses must be rendered as needed. Eyeglasses do not require changing more frequently than every two years unless medically indicated, such as a change in correction greater than lA diopter, or unless the glasses are lost, damaged, or destroyed.

Outpatient hospital services are services which are provided by a hospital division or department primarily engaged in providing services for ambulatory patients, by or under the supervision of a physician, for the prevention, diagnosis or treatment of human disease, pain, injury, deformity or physical condition.

Participating Provider means a provider of care and/or services that has a subcontract with the Contractor.

Party shall mean either the Department or the Contractor.

Personal care means some or total assistance with such activities as personal hygiene, dressing and feeding, and nutritional and environmental support function tasks. Personal care must be medically necessary, ordered by the EnroUee's physician and provided by a qualified person as defined in Section 700.2(b)(14) 10 NYCRR, in accordance with a plan of care.

Personal "Emergency Response System (PERS): PERS is an electronic devise which enables certain high-risk patients to secure help in the event of a physical, emotional or environmental emergency. A variety of electronic alert systems now exist which employ different signaling devices. Such systems are usually connected to a patient's phone and signal a response center once a "help" button is activated. In the event of an emergency, the signal is received and appropriately acted on by a response center.

Physical therapy: Rehabilitation services provided by a licensed and registered physical therapist for the purpose of maximum reduction of physical or mental disability and restoration of the Enrollee to his or her best functional level.

Physician services include the full range of preventive care services, primary care medical services and physician specialty services that fall within a physician's scope of practice under New York State Law. Physician services include the services of physician extenders, e.g., physician's assistants, social workers. Physician services may be provided in the office, home and facilities including but not limited to hospitals and diagnostic treatment centers.

Podiatry: Podiatry means services by a podiatrist which must include routine foot care when the Enrollee's physical condition poses a hazard due to the presence of localized illness, injury or symptoms involving the foot, or when they are performed as necessary and integral part of medical care such as the diagnosis and treatment of diabetes, ulcers, and infections. Routine hygienic care of the feet, the treatment of corns and calluses, the trimming of nails, and other hygienic care such as cleaning or soaking feet, is not covered in the absence of pathological condition.

Potential Enrollee means a Medicaid recipient who is eligible to voluntarily elect to enroll in a managed long-term care plan, but is not yet an Enrollee of managed long-term care plan.

Prescription and non-prescription drugs: Include drugs on the "New York State List of Medicaid Reimbursable Drugs: Non-Prescription Drugs and Prescription Drugs" (inclusive of those agents such as blood products) as well as supplies which appear on the list of "Allowable Medical and Surgical Supplies" which are ordered by a qualified practitioner.

Private duty nursing services are continuous and skilled nursing care provided in an Enrollee's home by properly licensed registered professional or licensed practical nurses.

Radiology and radioisotope services include medically necessary services provided by qualified practitioners in the provision of diagnostic radiology, diagnostic ultrasound, nuclear medicine, radiation oncology, and magnetic resonance imaging (MRI). These services are performed upon the order of a qualified practitioner.

Respiratory therapy means the performance of preventive, maintenance and rehabilitative airway-related techniques and procedures including the application of medical gases, humidity, and aerosols, intermittent positive pressure, continuous artificial ventilation, the administration of drugs through inhalation and related airway management, patient care, instruction of patients and provision of consultation to other health personnel. These services must be provided by a qualified respiratory therapist as defined in Section 700.2(b)(33) 10 NYCRR.

Rural health clinic services are services provided by a clinic certified as a "rural health center" under 42 CFR 491.

Same Day Grievance means a grievance that is resolved by the Plan to the satisfaction of Enrollee the same day the grievance is lodged. A Same Day Grievance does not require written acknowledgement from the plan; however information about the Same Day Grievance must be documented by the plan in its records.'

Service area shall mean the geographic area for which the Contractor has been approved by the DOH to provide services.

Social and environmental supports are services and items that support the medical needs of the Enrollees and are included in an EnroUee's plan of care. These services and items include but are not limited to the following: home maintenance tasks, homemaker/chore services, housing improvement, and respite care.

Social day care is a structured, comprehensive program which provides functionally impaired individuals with socialization; supervision and monitoring; personal care; and nutrition in a protective setting during any part of the day, but for less than a 24-hour period. Additional services may include and are not limited to maintenance and enhancement of daily living skills, transportation, caregiver assistance, and case coordination and assistance.

Social services are information, referral, and assistance with obtaining or maintaining benefits which include financial assistance, medical assistance, food stamps, or other support programs provided by the LDSS, Social Security Administration, and other sources. Social services also involves providing supports and addressing problems in an EnroUee's living environment and daily activities to assist the Enrollee to remain in the community.

Speech-language pathology: A licensed and registered speech-language pathologist provides rehabilitation services for the purpose of maximum reduction of physical or mental disability and restoration of the Enrollee to his or her best functional level.

Subcontract: shall mean a written contract with the Contractor pursuant to which a person or entity provides certain services or items the Contractor deems necessary or advisable to the operation of the plan.

Subcontractor: shall mean a person or entity with whom the Contractor has entered into a written subcontract.

Surplus amounts: shall mean the amount of medical expenses the Department determines a "medically needy" individual must incur in any period in order to be eligible for medical assistance (as currently described in 18 NYCRR 360-4.8). Surplus amounts are also referred to as spenddown.

Transportation: shall mean transport by ambulance, ambulette, taxi or livery service or public transportation at the appropriate level for the EnroUee's condition for the Enrollee obtain necessary medical care and services reimbursed under the New York State Plan for Medical Assistance or the Medicare Program.

Urgent care shall mean medically necessary services required in order to prevent a serious deterioration of an EnroUee's health that results from an unforeseen illness or injury.t

APPENDIX K

GRIEVANCE SYSTEM, MEMBER HANDBOOK LANGUAGE AND SERVICE AUTHORIZATION REQUIREMENTS

1. GRIEVANCE SYSTEM REQUIREMENTS

The Grievance System regulations in Subpart F of 42 CFR Part 438 apply to both "expressions of dissatisfaction" by enrollees (grievances) and to requests for a review of an "action" (as defined in 438.400) by a managed long-term care plan (an appeal). For managed long-term care plans, the Grievance System processes identified in Subpart F have been combined with the grievance requirements in New York State Public Health Law (PHL) 4408-a and the utilization review and appeal requirements in Article 49 of the PHL.

A. Grievances

Grievance - An expression of dissatisfaction by the member or provider on member's behalf about care and treatment that does not amount to a change in scope, amount or duration of service. A grievance can be verbal or in writing. Plans cannot require that members put grievances in writing. Plans must designate one or more qualified personnel who were not involved in any previous level of review or decision-making to review the grievance, and if the grievance pertains to clinical matters, the personnel must include licensed, certified or registered health care professionals.

Grievances that can be immediately (same day) decided to the member's satisfaction do not need to be responded to in writing. Plans are required to document the grievance and decision, and log and track the grievance and decision for quality improvement purposes. If the grievance cannot be decided immediately (same day), the plan must decide if grievance is expedited or standard.

Expedited Grievance - the plan determines or the provider indicates that a delay would seriously jeopardize the enrollee's life or health or ability to attain, maintain or regain maximum function. A member may also request an expedited review of a grievance.

Expedited and Standard Grievances

1.
Plan must send written acknowledgement of grievance within 15 business days of receipt. If a decision is reached before the written acknowledgement is sent, the plan may include the written acknowledgement with the notice of decision (one notice).

2.	Must be decided as fast as member's condition requires, but no more than:

a.	Expedited: 48 hours from receipt of all necessary information, but no more than 7 calendar days from the receipt of the grievance.
b.	Standard: 45 calendar days from receipt of all necessary information, but no more than 60 calendar days from receipt of the grievance.

3.
Up to 14 calendar day extension. Extension may be requested by member or provider on member's behalf (written or verbal). Plan may also initiate extension if it can justify need for additional information and if extension is in member's interest. In all cases, extensions must be well documented.

4.	Plan must notify the member of decision by phone for expedited grievances and provide written notice of decision within 3 business days of decision (expedited and standard).

Grievance Appeal - Member has 60 business days after receipt of notice of grievance decision to file a written appeal. Appeal may be submitted by letter or on a form supplied by the plan. Upon receipt of a written appeal, the plan must decide if the appeal is expedited or standard appeal. A member or provider may also request an expedited review of a grievance appeal. The determination of a grievance appeal on a non-clinical matter must be made by qualified personnel at a higher level than the personnel who made the grievance determination. Grievance appeal determinations with a clinical basis must be made by personnel qualified to review the appeal, including licensed, certified or registered health care professionals who did not make the initial determination, at least one of whom must be a clinical peer reviewer.

Grievance Appeal - Expedited and Standard

1.
Plan must send written acknowledgement of grievance appeal within 15 business days of receipt of request. If a decision is reached before the written acknowledgement is sent, the plan may include the written acknowledgement with notice of decision (one notice).

2.	Must be decided as fast as member's condition requires, but no more than:
a.	Expedited: 2 business days of receipt of all necessary information.
b.	Standard: 30 business days receipt of necessary information.

3.	Plan must provide written notice of decision. Notice must include reason for determination, and in cases where the determination has a clinical basis, the clinical rationale for the determination.
4.	No further appeal.

Necessary Written Notices for Grievances and Grievance Appeals

Notices	Grievance	Grievance Appeal
Written acknowledgement • Name, address and telephone number of the individual or department designated by the plan to respond to the grievance or grievance appeal.	X	X
• If a member has requested an expedited grievance or grievance appeal, and the plan has decided not to expedite the grievance or grievance appeal, the acknowledgement must indicate that the grievance or grievance appeal will be handled on a standard basis.
	X	X
• Must identify any additional information required by the plan from any source to make a decision		X
Notice of plan-initiated extension, if applicable. (May be combined with acknowledgement)
• Reason for extension	X
• Explain how the delay is in the best interest of the member and identify any additional information that the plan requires from any source to make its determination	X
Plan Decision • Date of grievance, summary of grievance	X	X
• Reason for determination and description of any actions that have been or will be taken by the plan; in cases where the determination has a clinical basis, the clinical rationale for the determination
	X	X
• Notification of availability of assistance (for language, hearing, speech issues) if member wants to file appeal and how to access that assistance	X
• Procedure for filing a grievance appeal including a form for the filing of such an appeal.	X
• Letter indicating plan will not make a determination on the grievance appeal because the request was not submitted within 60 business days of the receipt by the member of original grievance decision		X

Required Plan Documentation on Grievances and Grievance Appeals

The plan must maintain a file on each grievance and associated appeal, if any, that must include (at a minimum):
•	the date the grievance/grievance appeal was filed and a copy of the grievance/grievance appeal;
•	the date of receipt of and a copy of the enrollee's acknowledgement letter, if any, of the grievance/grievance appeal;
•	all member/provider requests for expedited grievances/grievance appeals and plan decision about the request;
•	necessary documentation to support any extensions, and
•
the determination made by the plan, including the date of the determination, titles, and in the case of a clinical determination, the credentials of the plan's personnel who reviewed the grievance/grievance appeal.

B.  APPEALS

An Appeal is a request for a review of an action taken by a plan.

Expedited Appeal - the plan determines or the provider indicates that a delay would seriously jeopardize the enrollee's life or health or ability to attain, maintain or regain maximum function or the action was the result of a concurrent review of a service authorization request. A member may also request an expedited review of an appeal. If an expedited review is not requested, the appeal will be treated as a standard appeal.

Plans must designate one or more qualified personnel who were not involved in any previous level of review or decision-making to review the appeal, and if the appeal pertains to clinical matters, the personnel must include licensed, certified or registered health care professionals.

The plan may deny a request for an expedited review, but it must make reasonable efforts to give oral notice of denial of an expedited review and send written notice within 2 calendar days of oral request. The appeal is then handled as a standard appeal. A member's disagreement with plan's decision to handle as a standard appeal is considered a grievance - see Grievance Procedures.

An appeal may be filed orally or in writing. If oral, the plan must provide the member with a summary of the appeal in writing as part of acknowledgement or separately. The date of the oral request for both standard and expedited appeals is treated as the date of the appeal.

Note: New York has elected to require that a member exhaust the plan's internal appeal process before an enrollee may request a State Fair Hearing.

Appeal - Expedited and Standard

1.
Appeal must be requested within 45 days of postmark date of notice of action if there is no request for aid to continue or within 10 days of the notice's postmark date or by the intended date of the action if aid to continue is requested and appeal involves the termination, suspension or reduction of a previously authorized service.

2.
If aid to continue requested, services will continue until the sooner of: a) appeal is withdrawn, b) the original authorization period has expired, or c) until 10 days after appeal decision is mailed, if the decision is not in the member's favor, unless a NYS Fair Hearing has been requested.

3.
Plan must send written acknowledgement of appeal within 15 days of receipt. If a decision is reached before the written acknowledgement is sent, the plan may include the written acknowledgement with the notice of decision (one notice).

4.	Must be decided as fast as member's condition requires, but:
a.	Expedited: within 2 business days of receipt of necessary information, but no later than 3 business days of receipt of appeal request.
b.	Standard: no later than 30 calendar days of receipt of appeal request.

5.
Up to 14 calendar day extension. Extension may be requested by member or provider on member's behalf (written or verbal). Plan may also initiate extension if it can justify need for additional information and if extension is in the member's interest. In all cases, extension reason must be well-documented

6.
Plan must make a reasonable effort to give oral notice for expedited appeals and must send written notice within 2 business days of decision for all appeals. If dissatisfied, members may file both State Fair Hearing and External Appeal. If both are filed, the State Fair Hearing decision is the one that counts.

Necessary Templates for Written Notices for Appeals - Expedited and Standard

1.	Letter indicating the plan will not make a determination on the appeal because the appeal request was not submitted by the member within 45 days of the notice of action.
2.	Written acknowledgement
•	Name, address and telephone number of the individual or department designated by the plan to respond to the appeal.
•
If a member has requested an expedited appeal and the plan has decided not to expedite the appeal, the acknowledgement must indicate that the appeal will be handled on a standard basis, and inform the member of his/her right to file a grievance and how to do so.

•	The acknowledgement must identify any additional information required by the plan from any source to make the appeal decision.
3.	Notice of plan-initiated extension, if applicable (may be combined with acknowledgement)
•	Reason for extension
•	How the delay is in the best interest of the member
•	Any additional information that the plan requires from any source to make its determination
4.	Plan Decision
•	Date and summary of appeal
•	Date appeal process completed by plan
•	Reason for determination, and in cases where the determination has a clinical basis, the clinical rationale for the determination
•
If decision not in favor of member, State Fair Hearing notice and description of process for filing Fair Hearing request (and process and timeframes for requesting aid continuing if member is entitled to make such a request as a result of termination, reduction or suspension of services), and how member may obtain assistance from the plan with filing of Fair Hearing request

•
If denial of appeal was due to issues of medical necessity or because the service was experimental or investigational, must include a clear statement that the notice constitutes the final adverse determination and procedures for filing an External Appeal and how member may obtain assistance from plan in filing External Appeal.

(Plans must notify members of the availability of assistance (for language, hearing, speech issues) if a member wants to file Fair Hearing request and/or an External Appeal and how to access that assistance.)

Required Plan Documentation for Appeals

The plan must maintain a file on each action and associated appeal (both expedited and standard), if any, that includes (at a minimum):

• a copy of the notice of action;
• the date the appeal was filed;
• a copy of the appeal;
• member/provider requests for expedited appeals and the plan's decision;
• the date of receipt of and a copy of the enrollee's acknowledgment letter of the appeal (if any);
• the date of receipt of and a copy of the enrollee's acknowledgment letter of the appeal (if any);
• necessary documentation to support any extensions, and
•  the determination made by the plan, including the date of the determination, the titles and, in the case of clinical determinations, the credentials, of the plan's personnel who reviewed the appeal.

2. MODEL MEMBER HANDBOOK GRIEVANCE AND APPEAL LANGUAGE

The following language relating to the managed long-term care demonstration grievance and appeal process must appear in the Contractor's Member Handbook.

___________  (plan name) will try its best to deal with your concerns or issues as quickly as possible and to your satisfaction. You may use either our grievance process or our appeal process, depending on what kind of problem you have.

There will be no change in your services or the way you are treated by (insert plan name) staff or a health care provider because you file a grievance or an appeal. We will maintain your privacy. We will give you any help you may need to file a grievance or appeal. This includes providing you with interpreter services or help if you have vision and/or hearing problems. You may choose someone (like a relative or friend or a provider) to act for you.

To file a grievance or to appeal a plan action, please call: xxxxxxx or write to: xxxxxxxx. When you contact us, you will need to give us your name, address, telephone number and the details of the problem.

What isa Grievance?

A grievance is any communication by you to us of dissatisfaction about the caye and treatment you receive from our staff or providers of covered services. For example, if someone was rude to you or you do not like the quality of care or services you have received from us, you can file a grievance with us.

The Grievance Process

You may file a grievance orally or in writing with us. The person who receives your grievance will record it, and appropriate plan staff will oversee the review of the grievance. We will send you a letter telling you that we received your grievance and a description of our review process. We will review your grievance and give you a written answer within one of two timeframes.

1.	If a delay would significantly increase the risk to your health, we will decide within 48 hours after receipt of necessary information
2.
For all other types of grievances, we will notify you of our decision within 45 days of receipt of necessary information, but the process must be completed within 60 days of the receipt of the grievance. The review period can be increased up to 14 days if you request it or if we need more information and the delay is in your interest.

Our answer will describe what we found when we reviewed your grievance and our decision about your grievance.

How do I Appeal a Grievance Decision?

If you are not satisfied with the decision we make concerning your grievance, you may request a second review of your issue by filing a grievance appeal. You must file a grievance appeal in writing. It must be filed within 60 business days of receipt of our initial decision about your grievance. Once we receive your appeal, we will send you a written acknowledgement telling you the name, address and telephone number of the individual we have designated to respond to your appeal. All grievance appeals will be conducted by appropriate professionals, including health care professionals for grievances involving clinical matters, who were not involved in the initial decision.

For standard appeals, we will make the appeal decision within 30 business days after we receive all necessary information to make our decision. If a delay in making our decision would significantly increase the risk to your health, we will use the expedited grievance appeal process. For expedited grievance appeals, we will make our appeal decision within 2 business days of receipt of necessary information. For both standard and expedited grievance appeals, we will provide you with written notice of our decision. The notice will include the detailed reasons for our decision and, in cases involving clinical matters, the clinical rationale for our decision.

What is an Action?

When (insert plan name) denies or limits services requested by you or your provider; denies a request for a referral; decides that a requested service is not a covered benefit; reduces, suspends or terminates services that we already authorized; denies payment for services; doesn't provide timely services; or doesn't make grievance or appeal determinations within the required timeframes, those are considered plan "actions". An action is subject to appeal. (See How do I File an Appeal of an Action? below for more information.)

Timing of Notice of Action

If we decide to deny or limit services you requested or decide not to pay for all or part of a covered service, we will send you a notice when we make our decision. If we are proposing to reduce, suspend or terminate a service that is authorized, our letter will be sent at least 10 days before we intend to change the service.

Contents of the Notice of Action

Any notice we send to you about an action will:

• Explain the action we have taken or intend to take;
• Cite the reasons for the action, including the clinical rationale, if any;
• Describe your right to file an appeal with us (including whether you may also have a right to the State's external appeal process);
• Describe how to file an internal appeal and the circumstances under which you can request that we speed up (expedite) our review of your internal appeal;
•Describe the availability of the clinical review criteria relied upon in making the decision, if the action involved issues of medical necessity or whether the treatment or service in question was experimental or investigational;
• Describe the information, if any, that must be provided by you and/or your provider in order for us to render a decision on appeal.

If we are reducing, suspending or terminating an authorized service, the notice will also tell you about your right to have services continue while we decide on your appeal; how to request that services be continued; and the circumstances under which you might have to pay for services if they are continued while we were reviewing your appeal.

How do I File an Appeal of an Action ?

If you do not agree with an action that we have taken, you may appeal. When you file an appeal, it means that we must look again at the reason for our action to decide if we were correct. You can file an appeal of an action with the plan orally or in writing. When the plan sends you a letter about an action it is taking (like denying or limiting services, or not paying for services), you must file your appeal request within 45 calendar days of the date on our letter notifying you of the action. If you call us to file your request for an appeal, you must send a written request unless you ask for an expedited review.

How do I Contact my Plan to file an Appeal?

We can be reached by calling XXX-XXX-XXXX or writing to (address). The person who receives your appeal will record it, and appropriate staff will oversee the review of the appeal. We will send a letter telling you that we received your appeal, and how we will handle it. Your appeal will be reviewed by knowledgeable clinical staff who were not involved in the plan's initial decision or action that you are appealing.

For Some Actions You May Request to Continue Service During the Appeal Process

If you are appealing a reduction, suspension or termination of services you are currently authorized to receive, you may request to continue to receive these services while we are deciding your appeal. We must continue your service if you make your request to us no later than 10 days from our mailing of the notice to you about our intent to reduce, suspend or terminate your services, or by the intended effective date of our action, and the original period covered by the service authorization has not expired. Your services will continue until you withdraw the appeal, the original authorization period for your services has been met or until 10 days after we mail your notice about our appeal decision, if our decision is not in your favor, unless you have requested a New York State Medicaid Fair Hearing with continuation of services. (See Fair Hearing Section below.)

Although you may request a continuation of services while your appeal is under review, if your appeal is not decided in your favor, we may require you to pay for these services if they were provided only because you asked to continue to receive them while your appeal was being reviewed.

How Long Will it Take the Plan to Decide My Appeal of an Action ?

Unless you ask for an expedited review, we will review your appeal of the action taken by us as a standard appeal and send you a written decision as quickly as your health condition requires, but no later than 30 days from the day we receive an appeal. (The review period can be increased up to 14 days if you request an extension or we need more information and the delay is in your interest.) During our review you will have a chance to present your case in person and in writing. You will also have the chance to look at any of your records that are part of the appeal review.

We will send you a notice about the decision we made about your appeal that will identify the decision we made and the date we reached that decision.

If we reverse our decision to deny or limit requested services, or reduce, suspend or terminate services, and services were not furnished while your appeal was pending, we will provide you with the disputed services as quickly as your health condition requires. In some cases you may request an "expedited" appeal. (See Expedited Appeal Process Section below.)'

Expedited Appeal Process

If you or your provider feels that taking the time for a standard appeal could result in a serious problem to your health or life, you may ask for an expedited review of your appeal of the action. We will respond to you with our decision within 2 business days after we receive all necessary information. In no event will the time for issuing our decision be more than 3 business days after we receive your appeal. (The review period can be increased up to 14 days if you request an extension or we need more information and the delay is in your interest.)

If we do not agree with your request to expedite your appeal, we will make our best efforts to contact you in person to let you know that we have denied your request for an expedited appeal and will handle it as a standard appeal. Also, we will send you a written notice of our decision to deny your request for an expedited appeal within 2 days of receiving your request.

If the Plan Denies My Appeal, What Can I Do?

If our decision about your appeal is not totally in your favor, the notice you receive will explain your right to request a Medicaid Fair Hearing from New York State and how to obtain a Fair Hearing, who can appear at the Fair Hearing on your behalf, and for some appeals, your right to request to receive services while the Hearing is pending and how to make the request. If we deny your appeal because of issues of medical necessity or because the service in question was experimental or investigational, the notice will also explain how to ask New York State for an "external appeal" of our decision.

State Fair Hearings

If we did not decide the appeal totally in your favor, you may request a Medicaid Fair Hearing from New York State within 60 days of the date we sent you the notice about our decision on your appeal.

If your appeal involved the reduction, suspension or termination of authorized services you are currently receiving, and you have requested a Fair Hearing, you may also request to continue to receive these services while you are waiting for the Fair Hearing decision. You must check the box on the form you submit to request a Fair Hearing to indicate that you want the services at issue to continue. Your request to continue the services must be made within 10 days of the date the appeal decision was sent by us or by the intended effective date of our action to reduce, suspend or terminate your services, whichever occurs later. Your benefits will continue until you withdraw the appeal; the original authorization period for your services ends; or the State Fair Hearing Officer issues a hearing decision that is not in your favor, whichever occurs first.

If the State Fair Hearing Officer reverses our decision, we must make sure that you receive the disputed services promptly, and as soon as your health condition requires. If you received the disputed services while your appeal was pending, we will be responsible for payment for the covered services ordered by the Fair Hearing Officer.

Although you may request to continue services while you are waiting for your Fair Hearing decision, if your Fair Hearing is not decided in your favor, you may be responsible for paying for the services that were the subject of the Fair Hearing.

State External Appeals

If we deny your appeal because we determine the service is not medically necessary or is experimental or investigational, you may ask for an external appeal from New York State. The external appeal is decided by reviewers who do not work for us or New York State. These reviewers are qualified people approved by New York State. You do not have to pay for an external appeal.

When we make a decision to deny an appeal for lack of medical necessity or on the basis that the service is experimental or investigational, we will provide you with information about how to file an external appeal, including a form on which to file the external appeal along with our decision to deny an appeal. If you want an external appeal, you must file the form with the New York State Department of Insurance within 45 days from the date we denied your appeal.

Your external appeal will be decided within 30 days. More time (up to 5 business days) may be needed if the external appeal reviewer asks for more information. The reviewer will tell you and us of the final decision within two business days after the decision is made.

You can get a faster decision if your doctor can say that a delay will cause serious harm to your health. This is called an expedited external appeal. The external appeal reviewer will decide an expedited appeal in 3 days or less. The reviewer will tell you and us the decision right away by phone or fax. Later, a letter will be sent that tells you the decision.

You may ask for both a Fair Hearing and an external appeal. If you ask for a Fair Hearing and an external appeal, the decision of the Fair Hearing officer will be the "one that counts."

3. SERVICE AUTHORIZATIONS

A Prior Authorization is a request by the member or provider on member's behalf for a new service (whether for a new authorization period or within an existing authorization period) or a request to change a service as determined in the plan of care for a new authorization period.

A Concurrent Review is a request by a member or provider on member's behalf for additional services (i.e., more of the same) that are currently authorized in the plan of care.

Expedited - the plan determines or the provider indicates that a delay would seriously jeopardize the enrollee's life or health or ability to attain, maintain, or regain maximum function. The member may request an expedited review of a Prior Authorization or Concurrent Review. Appeals of actions resulting from the concurrent review must be handled as expedited.

Prior Authorization and Concurrent Reviews - Expedited and Standard
1.  Plan must decide and notify member of decision by phone and in writing as fast as the member's condition requires but no more than:
a.     Prior authorization
i    Expedited - 3 business days from request for service.
ii   Standard - within 3 business days of receipt of necessary information, but no more than 14 days of receipt of request for services.
b.     Concurrent review
i Expedited - within 1 business day of receipt of necessary information, but no more than 3 business days of receipt of request for services.
ii Standard - within 1 business day of receipt of necessary information, but no more than 14 days of receipt of request for services.
2.  Up to 14 calendar day extension. Extension may be requested by member or provider on member's behalf (written or verbal). The plan also may initiate an extension if it can justify need for additional information and if the extension is in the member's interest. In all cases, the extension reason must be well documented.
3.   Member or provider may appeal decision - see Appeal Procedures.
4.   If the plan denied the member's request for an expedited review, the plan will handle as standard review.

Necessary Written Notices for Service Authorizations - Prior Authorizations and Concurrent Reviews - Expedited and Standard
1. Notice to the member that the plan will not address request as expedited and that request will be handled as standard request (if applicable) if member has made a request for an expedited review.

2. Notice of plan-initiated extension (if applicable)
• Reason for extension
• How the delay is in the best interest of the member
• Any additional information that the plan requires from any source to make its determination

3.    Notice
a   Date of service request; summary of service request
b   Reason for determination, and in cases where the determination has a clinical basis, the clinical rationale for the determination
c   Procedure for filing an internal appeal and an explanation that an expedited appeal can be requested if longer time frame would be injurious to member health
d.  Description of what additional information, if any, must be obtained by the plan from any source for the plan to make an appeal decision if an internal appeal will be requested
e.  Reference to the option of filing a Fair Hearing request after internal appeal process is exhausted, as well as an external appeal if the service denial is related to issues of medical necessity or experimental or investigational nature of service
f. Must notify member of opportunity to present evidence and examine her/his case file during appeal
g. Inform member of the availability of the clinical review criteria relied upon in making the decision, if the action involved medical necessity or if treatment or service was experimental or investigational

The plan must notify members of the availability of assistance (for language, hearing, speech issues) if member wants to file appeal and how to access that assistance.

APPENDIX L

MANAGED LONG-TERM CARE ENROLLEE RIGHTS

The following identifies, at a minimum, managed long-term care demonstration Enrollee rights, and the language that must be used when communicating these rights to Potential Enrollees, Applicants and Enrollees in written material.

•	You have the Right to receive medically necessary care.

•	You have the Right to timely access to care and services.

•	You have the Right to privacy about your medical record and when you get treatment.

•	You have the Right to get information on available treatment options and alternatives . presented in a manner and language you understand.

•	You have the Right to get information in a language you understand; you can get oral translation services free of charge.

•	You have the Right to get information necessary to give informed consent before the start of treatment.

•	You have the Right to be treated with respect and dignity.

•	You have the Right to get a copy of your medical records and ask that the records be amended or corrected.

•	You have the Right to take part in decisions about your health care, including the right to refuse treatment.

•	You have the Right to be free from any form of restraint or seclusion used as a means of coercion, discipline, convenience or retaliation.

•	You have the Right to get care without regard to sex, race, health status, color, age, national origin, sexual orientation, marital status or religion.

•
You have the Right to be told where, when and how to get the services you need from your managed long term care plan, including how you can get covered benefits from out-of-network providers if they are not available in the plan network.

•
You have the Right to complain to the New York State Department of Health or your Local Department of Social Services; and, the Right to use the New York State Fair Hearing System and/or a New York State External Appeal, where appropriate.

•	You have the Right to appoint someone to speak for you about your care and treatment.

APPENDIX M

MANAGED LONG-TERM CARE PLAN INFORMATION REQUIREMENTS

INFORMATION AND LANGUAGE REQUIREMENTS PURSUANT TO 42 CFR 438.10

STATE AND PLAN RESPONSIBILITIES

Written Materials
Reg - Establish a methodology for identifying the prevalent non-English languages spoken by enrollees and potential enrollees throughout the State. "Prevalent" means a non-English language spoken by a significant number or percentage of potential enrollees and enrollees in the State. The State must make available written information in each prevalent non-English language.
Reg - the State must require each MCO, PIHP, PAHP, and PCCM to make its written information available in the prevalent non-English languages in its particular service area.

•
For Statewide materials, DOH has defined prevalent language of potential enrollees for written material as primary language of 5% or more of 65+ population (based on 65+ population in NYS from 2000 census) for potential enrollees. Those languages are English and Spanish.

This standard applies to the State MLTC Consumer Guide which will be translated into Spanish. It has been distributed through SOFA, the LDSS, plans and included on the SDOH Website.

•
All plans are required to translate all written materials into Spanish if 5% or more of the population in a county which it serves speaks Spanish as a primary language (according to 2000 U.S. Census data). If plan doesn't meet census criteria for Spanish translation, but Spanish is defined as a prevalent language under other criteria, then plan will be required to translate all written materials into Spanish.

•	Additionally, all plans are required to translate all written materials into prevalent languages.

•
DOH defines a prevalent language as a language spoken by at least 5% of the plan's enrolled population or 50 members, whichever is less. Census data are used as the basis for defining prevalent languages.

•	DOH requires in the MLTCP/DOH contract that plans meet the necessary requirements.

Oral Translation
Reg - State must make oral interpretation services available and require each MCO, PIHP, PAHP, and PCCM to make those services available free of charge to each potential enrollee and enrollee.

•	Oral interpretation services (via ATT Language Line, staff capabilities, etc.) are available through every LDSS. In DOH all BCCI staff have access to telephone interpretation services.

•	All plans currently have capability for oral translation services, through staff, telephone translation, electronic translation device, etc.

•	DOH requires in the MLTCP/DOH contract that plans meet necessary requirements for oral translation services.

Notifying Potential and Actual Enrollees About Translation Services
Reg -The State must notify enrollees and potential enrollees, and require each MCO, PIHP, PAHP, and PCCM to notify its enrollees: (i) That oral interpretation is available for any language and written information is available in prevalent languages and (ii) How to access those services.

•	There are statements about oral translation service availability and the right to free language assistance services in the State MLTC Consumer Guide and the plan member handbooks.

•	DOH requires in the MLTCP/DOH contract that plans meet necessary requirements for notification of availability of oral translation services.

Alternative Formats
Reg - Written material must (i) Use easily understood language and format; and (ii) Be available in alternative formats and in an appropriate manner that takes into consideration the special needs of those who, for example, are visually limited or have limited reading proficiency.
•	DOH makes materials available in an alternative format.
•	Plans must select the alternative format(s) to be used (e.g., audiotapes, reading content of written materials to prospective applicants/enrollees) and obtain DOH approval of the selection.
•	Plans will ensure that their member services staff screen calls for those individuals who might need materials in alternative formats.
•	Plan guidelines require written material in easily understood and readable formats.

Information for Potential Enrollees
Reg: (l)The State or its contracted representative must provide the information specified in paragraph (2) to each potential enrollee as follows: (i)At the time the potential enrollee first becomes eligible to enroll in a voluntary program, or is first required to enroll in a mandatory enrollment program, (ii) Within a timeframe that enables the potential enrollee to use the information in choosing among available MCOs,PIHP,PAHPs, or PCCMs. (2) The information for potential enrollees must include the following: Names, locations, telephone numbers of, and non-English language spoken by current contracted providers.

•	DOH defines potential enrollee as an individual who makes inquiry of the plan.
•	The State MLTC Consumer Guide includes a statement that indicates the reader should check with the plan in which s/he is interested to find out which languages are spoken by which providers.
•	Plan provider directories are required to identify the languages spoken by providers.
•
Plan handbooks also must include a statement (in Spanish and other prevalent languages as appropriate) that directs potential enrollees to call the plan to obtain the most current information about languages spoken by participating providers.

•	The State MLTC Consumer Guide includes information on all plans in the State, their service areas and contact numbers.
•
Plans are required to provide information on all plans in the State, their service areas and contact numbers. This will be accomplished by the plans' distribution of the State MLTC Consumer Guide with their handbooks.

•	DOH requires in the MLTCP/DOH contract that plans meet necessary requirements for notifying potential enrollees and enrollees about the availability of non-English speaking providers.

APPENDIX X

Modification Agreement Form

APPENDIX X

Agency Code	Contract No.
Period	Funding Amount for Period

This is an AGREEMENT between THE STATE OF NEW YORK, acting by and through , having its principal office at (hereinafter referred to as the STATE), and hereinafter referred to as the CONTRACTOR), for modification of Contract Number as amended in attached Appendix(ices).

All other provisions of said AGREEMENT shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT as of the dates appearing under their signatures.

CONTRACTOR SIGNATURE By:	STATE AGENCY SIGNATURE By:

Printed Name Title:	Printed Name Title:
Date:	Date:
State Agency Certification: In addition to the acceptance of this contract, I also certify that original copies of this signature page will be attached to all other exact copies of this contract.

STATE OF NEW YORK
County of ___________________

On the ______________  day of __________ , before me personally appeared _____________________________, to me known, who being by me duly sworn, did depose and say that he/she resides at ______________, that he/she is the ___________________ of ______________, the corporation described herein which executed the foregoing instrument; and that he/she signed his/her name thereto by order of the board of directors of said corporation.
(Notary)

STATE COMPTROLLER'S SIGNATURE

Title:

Date:

APPENDIX X
2007